Exhibit 10.22

CREDIT AGREEMENT

Dated as of March 1, 2012

among

RAILAMERICA, INC.,

as

a Borrower

RAILAMERICA TRANSPORTATION CORP.,

as

a Borrower

The Several Lenders

from Time to Time Parties Hereto

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC. and

BMO CAPITAL MARKETS,

as Joint Lead Arrangers and

Joint Bookrunners

TABLE CONTENTS

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-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Specified Entities
Schedule 1.1(d)	Specified Entities
Schedule 6.3	Local Counsel Jurisdictions
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.19	Labor Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Compliance Certificate
Exhibit B	Form of Guarantee
Exhibit D	Form of Perfection Certificate
Exhibit D-1	Form of Perfection Certificate Supplement
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H-1	Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit H-2	Form of Legal Opinion of General Counsel
Exhibit I	Form of Assignment and Acceptance
Exhibit J	Form of Promissory Note
Exhibit K	Form of Joinder Agreement
Exhibit L-1	Form of Tax Certification
Exhibit L-2	Form of Tax Certification
Exhibit L-3	Form of Tax Certification
Exhibit L-4	Form of Tax Certification
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Discounted Prepayment Option Notice
Exhibit O	Form of Lender Participation Notice
Exhibit P	Form of Discounted Voluntary Prepayment Notice
Exhibit Q-1	Form of Affiliated Lender Assignment and Assumption
Exhibit Q-2	Form of Affiliated Lender Notice
Exhibit R	Form of Notice of Borrowing/Continuation

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CREDIT AGREEMENT, dated as of March 1, 2012, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”); RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”); MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC. and BANK OF MONTREAL (acting under its trade name of BMO CAPITAL MARKETS) as joint lead arrangers (in such capacity, the “Lead Arrangers”) and joint bookrunners (in such capacity, the “Joint Bookrunners”).

The parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that ABR shall never be less than 2.00% per annum. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR.

“ABR Margin” shall mean 2.00% per annum.

“Acceptable Price” has the meaning assigned to such term in Section 5.1(c)(iii).

“Acceptance Date” has the meaning assigned to such term in Section 5.1(c)(ii).

“Acquired Debt” shall mean any Indebtedness of RailAmerica or a Restricted Subsidiary; provided that (a) such Indebtedness was Indebtedness of a Person acquired in a Permitted Acquisition or attached to assets acquired in a Permitted Acquisition that, in each case, was existing at the time of such Permitted Acquisition and was not created in anticipation of such Permitted Acquisition and (b) none of RailAmerica or any Restricted Subsidiary thereof (other than any Restricted Subsidiary that was so acquired in such Permitted Acquisition or RailAmerica or the Restricted Subsidiary that acquired the assets in the Permitted Acquisition) shall guarantee or otherwise with respect to such Indebtedness.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Loans pursuant to a Refinancing Amendment in accordance with Section 3.2; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and (ii) RailAmerica.

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated as of the Closing Date, between the Administrative Agent and the Borrowers.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” means, at any time, any Lender (or Person that proposes to become a Lender) that is an Affiliate of RailAmerica (other than RailAmerica or a Subsidiary of RailAmerica).

“After Acquired Property” shall mean any property of the Borrower or any Credit Party acquired after the Closing Date that is intended to secure the Obligations under this Agreement pursuant to this Agreement and the Credit Documents. For the avoidance of doubt, in no case and at no time shall After Acquired Property include Buildings or Manufactured (Mobile) Homes.

“Agents” shall mean the Administrative Agent.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, ABR or Eurodollar Rate “floors” or otherwise; provided that OID and upfront fees shall be equated to an interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable debt); provided, further, that “All-In Yield” shall not include customary arrangement, structuring, commitment or underwriting fees.

“Applicable Discount” has the meaning assigned to such term in Section 5.1(c)(iii).

“Applicable ECF Percentage” shall mean, for any Excess Cash Flow Period, (a) 50% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of such Excess Cash Flow Period is greater than or equal to 3.00 to 1.00, (b) 25% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of such Excess Cash Flow Period is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00 and (c) 0% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of such Excess Cash Flow Period is less than 2.50 to 1.00.

“Applicable Percentage” shall mean, with respect to any Lender of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Loans of such Class and the denominator of which is the Loans of such Class of all Lenders.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition of any assets by RailAmerica or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of RailAmerica.

“Asset Sale Proceeds Account” has the meaning given to such term in the Security Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit I.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or any other senior officer of RailAmerica designated as such in writing to the Administrative Agent by RailAmerica.

“Available Amount Basket” shall mean the sum of:

(1) 50% of the Consolidated Net Income of RailAmerica for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the most recent period at the end of which Section 9.1 Financials have been delivered, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by RailAmerica after the Closing Date (or, in the case of clause (x) below, after June 23, 2009) (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness pursuant to Section 10.1(k)) from the issue or sale of:

(x) Equity Interests of RailAmerica, excluding net cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(A) Equity Interests to members of management, directors or consultants of RailAmerica and RailAmerica’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made from net cash proceeds referred to in Section 10.6(c)(i) and

(B) Designated Preferred Stock

or

(y) debt securities or Disqualified Capital Stock of RailAmerica or any Restricted Subsidiary that have been converted into or exchanged for Equity Interests of RailAmerica;

provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or converted or exchanged debt securities of RailAmerica sold to a Restricted Subsidiary or RailAmerica, as the case may be, (c) Disqualified Capital Stock or debt securities that have been converted into or exchanged for Disqualified Capital Stock, (d) Excluded Contributions or (e) Specified Equity Contributions, plus

(3) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of RailAmerica following the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Capital Stock or preferred stock pursuant to Section 10.1(k)) (other than by a Restricted Subsidiary and other than in connection with any Excluded Contributions, Refunding Capital Stock or Specified Equity Contributions), plus

(4) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by RailAmerica or a Restricted Subsidiary by means of:

(A) the sale or other disposition (other than to RailAmerica or a Restricted Subsidiary) of Investments funded by the Available Amount Basket made by RailAmerica and its Restricted Subsidiaries and repurchases and redemptions of such Investments funded by the Available Amount Basket from RailAmerica and its Restricted Subsidiaries and repayments of loans or advances which constitute Investments funded by the Available Amount Basket by RailAmerica and its Restricted Subsidiaries, in each case after the Closing Date, or

(B) the sale (other than to RailAmerica or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (to the extent the Investment in such Unrestricted Subsidiary was made by use of the Available Amount Basket) or a dividend or distribution from an Unrestricted Subsidiary, in each case after the Closing Date, plus

(5) to the extent the Investment in an Unrestricted Subsidiary was made by use of the Available Amount Basket, in the case of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (provided that if such Fair Market Value exceeds $25.0 million, such Fair Market Value shall be confirmed in writing by an independent investment banking firm of nationally recognized standing), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, minus

(6) all Investments and Restricted Payments and payments of Indebtedness that are made through the use of the Available Amount Basket, Restricted Payments made pursuant to Section 10.6(a), (b) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only) or (g) and any repurchases of Equity Interests of RailAmerica since June 23, 2009;

provided that no amount may be used from the Available Amount Basket unless at the time of such use and after giving effect to the Restricted Payment, Investment or payment of Indebtedness to be made in connection therewith (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof and (ii) on a Pro Forma Basis, as of the last Test Period at the end of which Section 9.1 Financials were required to have been delivered, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0; provided further that, to the extent any amount is expended from the Available Amount Basket in reliance on clause (2)(x) hereof (to the extent such amount to be so expended was generated by net cash proceeds received prior to the Closing Date), the Consolidated Total Debt to Consolidated EBITDA Ratio at the time of such expenditure, after giving effect to any such transaction done in connection with such expenditure, shall be no greater than 4.5 to 1.0.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers, the sole member or other governing body of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Loans and (b) the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Building” shall have the meaning provided in Section 8.20(b).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be a legal holiday in the City of New York or a day on which banking institutions are authorized by law or other governmental actions to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, expenditures (including the aggregate amounts expended or capitalized under Capital Leases incurred during such period) made by RailAmerica or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) the purchase of plant, property or equipment made within one year of the sale of any asset (other than sales of inventory in the ordinary course of business) to the extent purchased with the proceeds of such sale.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.

“Casualty Event” shall mean any loss of, damage to or any destruction of, or any condemnation or other taking of, any property of RailAmerica or any of its Restricted Subsidiaries.

“CFC” shall mean each Subsidiary of RailAmerica that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” shall mean the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of RailAmerica;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of RailAmerica (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of RailAmerica was approved by a vote of the majority of the directors of RailAmerica then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of RailAmerica; or

(3) at any time a change of control occurs under the Secured Notes or any Permitted Refinancing Indebtedness in respect thereof , the Revolving Credit Agreement or any Indebtedness incurred pursuant to Section 10.1(m).

“Class” (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans (of each Series), Extended Loans (of the same Extension Series) or Refinancing Loans (of the same Refinancing Series), (b) when used in reference to any Commitment, refers to whether such Commitment is an Initial Commitment or an Incremental Commitment and (c) when used in reference to any Lender, refers to whether such Lender is an Initial Lender, Incremental Lender (of a given Series), Extending Lender (of a given Extension Series) or a Refinancing Lender (of a given Refinancing Series).

“Closing Date” shall mean March 1, 2012.

“Closing Date Security Agreement Affirmation” shall mean the affirmation to the Security Agreement dated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean, collectively, all of the property pledged or granted as collateral pursuant to the Security Documents on the Closing Date or thereafter pursuant to Section 9.10, 9.12 or 9.15(B), the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the Security Agreement.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Commitment, Incremental Commitment or Refinancing Loan Commitment.

“Common Stock” shall mean, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Communications” shall have the meaning provided in Section 13.17(a).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit A.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to RailAmerica for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees and amortization in relation to terminated Hedge Agreements, of RailAmerica and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period plus (without duplication) (a) provision for taxes based on income or profits, plus franchise or similar taxes, of RailAmerica and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income for such period, plus, (b) Consolidated Interest Expense (and items listed in clause (ii) of the definition of “Fixed Charge Coverage Ratio” to the extent changes in GAAP after the Closing Date result in such components reducing Consolidated Net Income) of RailAmerica for such period to the extent the same was deducted in calculating such Consolidated Net Income for such period, plus (c) Consolidated Depreciation and Amortization Expense for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income for such period, plus (d) any expenses or charges related to any equity offering, Investment permitted hereunder, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful), including Transaction Expenses, that were deducted in computing Consolidated Net Income for such period, plus (e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income for such period, including any one-time costs incurred in connection with acquisitions after the Closing Date, plus (f) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (g) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income for such period (less the amount of any cash dividends paid to the holders of such minority interests), plus (h) any net loss (or minus any net gains) resulting from currency exchange risk Hedge Agreements in such period to the extent the same was deducted (or added, in the case of any gain) in computing Consolidated Net Income in such period, plus (i) foreign exchange loss (or minus any gain) on Indebtedness in such period to the extent the same was deducted (or added, in the case of any gain) in computing Consolidated Net Income in such period, plus (j) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Sponsor or any of its Affiliates in such period to the extent the same was deducted in computing Consolidated Net Income for such period, plus (k) expenses related to the implementation of enterprise resource planning system in such period to the extent the same was deducted in computing Consolidated Net Income for such period, less (l) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent the same was added in computing Consolidated Net Income for such period, all as determined on a consolidated basis for RailAmerica and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to RailAmerica for any period, the sum, without duplication, of (a) consolidated interest expense of RailAmerica and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding (i) any acceleration of the amortization of original issue discount resulting from the Tender Offer and (ii) any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities” and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Hedge Agreements), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedge Agreements, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees, and (b) consolidated capitalized interest of RailAmerica and its Restricted Subsidiaries for such period, whether paid or accrued less (c) interest income of RailAmerica and its Restricted Subsidiaries for such period.

“Consolidated Net Income” shall mean, with respect to RailAmerica and the Restricted Subsidiaries for any period, the aggregate of the Net Income of RailAmerica and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (1) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded, (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded, (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of RailAmerica, shall be excluded, (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not otherwise included therein for such period, Consolidated Net Income of RailAmerica shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash from such Person (or to the extent converted into cash) to RailAmerica or a

Restricted Subsidiary thereof in respect of such period, (6) solely for purposes of determining the amount of the Available Amount Basket, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of RailAmerica will be increased by the amount of dividends or other distributions or other payments actually paid in cash from that Restricted Subsidiary (or to the extent converted into cash) to RailAmerica or a Restricted Subsidiary in respect of such period, to the extent not already included therein, (7) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded, (8) any net after-tax income (loss) from the early extinguishment of Indebtedness (including under Hedge Agreements) or other derivative instruments shall be excluded, (9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of calculating the Available Amount Basket there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by RailAmerica and the Restricted Subsidiaries, any repurchases and redemptions of Investments from RailAmerica and the Restricted Subsidiaries, any repayments of loans and advances which constitute Investments by RailAmerica or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the Available Amount Basket pursuant to clause (4) thereof.

“Consolidated Senior Secured Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of RailAmerica and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien.

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period; provided that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Senior Secured Net Debt” shall mean, as of any date of determination (x) the aggregate principal amount of all Indebtedness of RailAmerica and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien minus (y) cash and Permitted Investments included on the balance sheet of RailAmerica and its Restricted Subsidiaries on such date other than cash and Permitted Investments (i) constituting proceeds of borrowings under the Revolving Credit Agreement or any Loans, in each case borrowed at the time of determination; (ii) designated as or representing proceeds from any Excluded Contribution or Specified Equity Contribution; (iii) held by Restricted Subsidiaries that are contractually restricted from being distributed to the Borrowers; and (iv) that are subject to a Lien (other than Liens permitted under clauses (a) and (k) of the definition of Permitted Liens and Section 10.2(l)).

“Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period (which for such purposes of Section 10.9 shall exclude amounts earned from, or received from the assignment of, the tax credit available under Sections 45G of the Code); provided that the Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Total Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of RailAmerica and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period; provided that the Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Credit Agreement Refinancing Indebtedness” means Indebtedness of one or more Credit Parties issued, incurred or otherwise obtained hereunder (including by means of the extension or renewal of existing Indebtedness (but other than the Extended Loans)) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans (including Incremental Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness is permitted under the Intercreditor Agreement, the Secured Notes (and any Permitted Refinancing Indebtedness in respect thereof), any other then outstanding Other Pari Passu Lien Obligations and the Revolving Credit Agreement at such time, (iii) such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party, (iv) if secured, such Indebtedness may only be secured by a Lien on Collateral that is subject to the Intercreditor Agreement in the capacity of “Other Pari Passu Lien Obligations” or “Term Loan Obligations” or has Junior Lien Priority (and is subject to the Intercreditor Agreement in such capacity), (v) the principal amount of any such Indebtedness is not increased above the principal amount of the Refinanced Debt refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing), (vi) the terms and conditions of such Indebtedness reflect market terms at time of incurrence, and if such Indebtedness contains financial maintenance covenants, such covenants are not tighter (from the perspective of RailAmerica and its Restricted Subsidiaries), or in addition to, those contained herein (provided that an Officers’ Certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (viii) Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged (and, at the option of the Borrowers, all accrued interest, fees, expenses, premiums (if any) and penalties referred to in the parenthetical phrase in clause (v) of this definition) shall be paid on the date such Indebtedness is issued, incurred or obtained, in each case with all of the proceeds of such Indebtedness.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, any promissory notes issued by the Borrowers hereunder, the Fee Letters, each Joinder Agreement, each Extension Amendment and each Refinancing Amendment.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of the Borrowers and the Guarantors.

“Current Assets” shall mean, at any time, the consolidated current assets of RailAmerica and its Restricted Subsidiaries, other than cash and Permitted Investments.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of RailAmerica and its Restricted Subsidiaries, other than cash and Permitted Investments at such time, but excluding the current portion of any Indebtedness.

“Declined Proceeds” shall have the meaning provided in Section 5.2(g).

“Debt Issuance” shall mean the incurrence by RailAmerica or any of its Restricted Subsidiaries of (x) any Indebtedness after the Closing Date or (y) any Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness; excluding, in either case, Incremental Loans, Extended Loans and Indebtedness permitted by Section 10.1 (other than any Credit Agreement Refinancing Indebtedness incurred pursuant to Section 10.1(a)).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified RailAmerica that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligations hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to RailAmerica provided for in this definition.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by RailAmerica or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of RailAmerica, less the amount of cash or Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean preferred stock of RailAmerica (other than Disqualified Capital Stock and other than to the extent issued in connection with a Specified Equity Contribution) that is issued for cash (other than to a Credit Party or a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by a senior vice president or the principal financial officer of RailAmerica on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (2)(x) of the definition of Available Amount Basket.

“Discount Range” has the meaning assigned to such term in Section 5.1(c)(ii).

“Discounted Prepayment Option Notice” has the meaning assigned to such term in Section 5.1(c)(ii).

“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 5.1(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 5.1(c)(v).

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Latest Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of RailAmerica or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by RailAmerica or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of RailAmerica that is not a Foreign Subsidiary.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by RailAmerica or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Rights” shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) that together with a Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” shall mean 3.00% per annum.

“Eurodollar Rate” shall mean, for any Interest Period, the greater of (i) an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of each of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period and (ii) 1.00% per annum. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Bank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.8.

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing shall mean the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Amount” shall have the meaning provided in Section 5.2(i).

“Excess Cash Flow” shall mean, with respect to any Excess Cash Flow Period, an amount equal to the excess of:

(a) the sum, without duplication, of (i) Consolidated Net Income for such Excess Cash Flow Period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, (iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period, (iv) an amount equal to the aggregate net non-cash loss on Asset Sales outside the ordinary course of business by RailAmerica and its Restricted Subsidiaries during such Excess Cash Flow Period to the extent deducted in arriving at such Consolidated Net Income, (v) cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, (vi) cash receipts in respect of Hedge Agreements during such Excess Cash Flow Period not otherwise included in Consolidated Net Income and (vii) the amount of tax reserves deducted pursuant to clause (4)(B) below in the prior Excess Cash Flow Period to the extent such amount so deducted was not paid by RailAmerica and its Restricted Subsidiaries in cash during such prior Excess Cash Flow Period, over

(b) the sum, without duplication, of:

(1) an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income in such Excess Cash Flow Period (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income during such Excess Cash Flow Period pursuant to the definition of Consolidated Net Income;

(2) to the extent not previously deducted pursuant to clause (8) below, the amount of Capital Expenditures and expenditures made for Permitted Acquisitions made by RailAmerica and its Restricted Subsidiaries in each case in cash during such Excess Cash Flow Period, in each case to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolving Acquisition Financing), Equity Interests, Casualty Events (or insurance proceeds) or Asset Sales outside of the ordinary course of business;

(3) payments under Section 2.14 and the aggregate amount of all other principal repayments of Indebtedness of RailAmerica and its Restricted Subsidiaries (excluding any other repayments of any Indebtedness (x) under the Credit Documents (other than payments made under Section 5.2(a) due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income but only in the amount of such increase, which payments shall not be excluded) or (y) under the Revolving Credit Agreement (other than Revolver Acquisition Financing)) during such Excess Cash Flow Period, in each case to the extent such repayments are not funded with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement), Equity Interests, Casualty Events (or insurance proceeds) or Asset Sales outside of the ordinary course of business;

(4) the amount of (A) taxes paid in cash by RailAmerica and its Restricted Subsidiaries during such Excess Cash Flow Period and (B) tax reserves set aside and payable by RailAmerica and its Restricted Subsidiaries within 12 months of such Excess Cash Flow Period, in each case to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(5) an amount equal to the aggregate net non-cash gain on Asset Sales outside of the ordinary course of business by RailAmerica and the Restricted Subsidiaries during such Excess Cash Flow Period to the extent such amount is included in determining Consolidated Net Income for such period;

(6) payments by RailAmerica and the Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of RailAmerica and the Restricted Subsidiaries other than Indebtedness, to the extent such payments have not been deducted from Consolidated Net Income;

(7) the aggregate amount of any premium, make-whole or penalty payments made in connection with any prepayment of Indebtedness and paid in cash by RailAmerica and the Restricted Subsidiaries during such Excess Cash Flow Period, to the extent that such payments are not deducted in calculating Consolidated Net Income and are not financed with proceeds of Indebtedness (other than loans under the Revolving Credit Agreement) or Equity Interests;

(8) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by RailAmerica or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period with respect to Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the fiscal quarter of RailAmerica following the end of such Excess Cash Flow Period; provided, that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property (to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolving Acquisition Financing), Equity Interests, Casualty Events (or insurance proceeds) or Asset Sales outside of the ordinary course of business) during such fiscal quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow in the Excess Cash Flow Period in which such fiscal quarter falls;

(9) cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income;

(10) to the extent not deducted pursuant to clause (8) above, and so long as not made in a Subsidiary or RailAmerica, Investments made in cash pursuant to Section 10.5(a), 10.5(c)(ii), 10.5(j), 10.5(k), 10.5(l), 10.5(q), 10.5(r) or 10.5(x) during such Excess Cash Flow Period, to the extent such Investments are not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement (which are not Revolver Acquisition Financing)), Equity Interests, Casualty Events (or insurance proceeds) or Asset Sales outside of the ordinary course of business and not made in a Borrower or a Restricted Subsidiary;

(11) Restricted Payments (not made to RailAmerica or any Subsidiary) made in cash pursuant to Section 10.6(c), 10.6(d), 10.6(e), 10.6(i), 10.6(j), 10.6(k) or 10.6(m) during such Excess Cash Flow Period, to the extent such Restricted Payments are not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolving Acquisition Financing), Equity Interests, Casualty Events (or insurance proceeds) or Asset Sales outside of the ordinary course of business and to the extent such Restricted Payments are not made to a Borrower or a Restricted Subsidiary; and

(12) to the extent not otherwise reducing Consolidated Net Income, any fees and expenses paid pursuant to Section 10.10(b)(iii) in such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of RailAmerica ending after December 31, 2012.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by RailAmerica after the Closing Date from:

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of RailAmerica or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of RailAmerica) of Equity Interests of RailAmerica (other than Disqualified Capital Stock, Designated Preferred Stock or Refunding Capital Stock or in connection with a Specified Equity Contribution), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by a senior vice president or the principal financial officer of RailAmerica on the date such capital contributions were made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (2) of the definition of Available Amount Basket.

“Excluded Entity” means any Restricted Subsidiary (other than RATC) that RailAmerica has designated as such in an Officers’ Certificate delivered to the Administrative Agent on or before the Closing Date; provided that (x) no such Restricted Subsidiary (other than Specified Entity listed on Schedule 1.1(d)) shall hold or obtain any assets (other than Equity Interests in another Restricted Subsidiary that would also qualify as an Excluded Entity) and (y) each such Restricted Subsidiary (other than any Specified Entity listed on either Schedule 1.1(c) or 1.1(d)) shall be intended to be dissolved within six months after the Closing Date.

“Excluded Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender that is (i) an Other Connection Tax, (ii) in the case of any Non-U.S. Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to any Requirement of Tax Law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (X) such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such U.S. federal withholding tax pursuant to Section 5.4 or (Y) such assignment was made at the request of any Credit Party; (iii) any Taxes to the extent attributable to a Lender’s failure to comply with Section 5.4(d) or (e) and (iv) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Class” shall have the meaning provided in Section 3.1(a).

“Extended Loans” shall have the meaning provided in Section 3.1(a).

“Extended Loan Repayment Amount” shall have the meaning provided in Section 2.14(b).

“Extended Loan Repayment Date” shall have the meaning provided in Section 2.14(b).

“Extended Maturity Date” shall mean the date on which any Extension Series of Extension Loans matures.

“Extending Lender” shall have the meaning provided in Section 3.1(b).

“Extension Amendment” shall have the meaning provided in Section 3.1(c).

“Extension Election” shall have the meaning provided in Section 3.1(b).

“Extension Series” shall mean all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer or controller of RailAmerica or the Restricted Subsidiary with respect to valuations not in excess of $10.0 million or determined in good faith by the Board of Directors of RailAmerica or the Restricted Subsidiary with respect to valuations equal to or in excess of $10 million, as applicable, which determination will be conclusive (unless otherwise provided in this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (and any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean the Administrative Agent Fee Letter and the Lender Fee Letters.

“Final Date” shall mean the date on which no Loans shall be outstanding and all other Obligations under the Credit Documents (other than (a) obligations under Secured Hedge Agreements not yet due and payable and (b) contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.

“Fitch” shall mean Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.

“Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period to (b) the sum of (i) Consolidated Interest Expense for such Test Period, (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including Designated Preferred Stock) and any Refunding Capital Stock during such Test Period and (iii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock during such Test Period, all calculated for RailAmerica and the Restricted Subsidiaries on a consolidated basis; provided that the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Foreign Subsidiary” shall mean a Subsidiary (i) that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, (ii) that is a Subsidiary of a Subsidiary that is a CFC or (iii) that has no material assets other than (A) Equity Interests of one or more Subsidiaries that are CFCs or (B) Equity Interests of disregarded entities, partnerships or other passthrough entities that, in each case, have no material assets other than Equity Interests of (I) one or more Subsidiaries that are CFCs or (II) other passthrough entities described in this clause (B).

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of RailAmerica or any Restricted Subsidiary at “fair value,” as defined therein.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos or asbestos-containing material, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean with respect to any Person (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hedge Bank” shall mean any Person that at the time it enters into a Hedge Agreement with RailAmerica or one of its Restricted Subsidiaries is a Lender or an Affiliate of a Lender.

“Historical Financial Statements” shall mean as of the Closing Date, the consolidated financial statements of RailAmerica and its Subsidiaries, for the immediately preceding three fiscal years (which are audited), consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such periods.

“Incremental Closing Date” shall have the meaning provided in Section 2.15.

“Incremental Commitments” shall have the meaning provided in Section 2.15.

“Incremental Lender” shall have the meaning provided in Section 2.15.

“Incremental Loans” shall have the meaning provided in Section 2.15.

“Incremental Loan Maturity Date” shall mean the date on which an Incremental Loan matures.

“Incremental Loan Repayment Amount” shall have the meaning provided in Section 2.14(b).

“Incremental Loan Repayment Date” shall have the meaning provided in Section 2.14(b).

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, (c) the balance of the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (f) all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under Hedge Agreements, (h) all Disqualified Capital Stock of such Person and (i) without duplication, all Guarantee Obligations of such Person with respect to the obligations of another Person of a type described in clauses (a) through (h) above; provided that (i) Indebtedness shall not include trade payables and accrued expenses, arising in the ordinary course of business and any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) for purposes of Section 11.4, the amount of any Indebtedness in respect of any Hedge Agreement at any time, shall be the amount of any required early termination payment by any Borrower or any Subsidiary at such time, and (iii) obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of RailAmerica, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning provided in Section 13.16.

“Initial Commitment” shall mean, with respect to any Person on the Closing Date, the amount set forth opposite such Person’s name on Schedule 1.1(b) as such Person’s “Initial Commitment”. The aggregate amount of the Initial Commitments as of the Closing Date is $585.0 million.

“Initial Lender” shall mean a Lender with an Initial Commitment or an outstanding Initial Loan.

“Initial Loan” shall have the meaning assigned to such term in Section 2.1(a).

“Initial Loan Maturity Date” shall mean the date that is seven years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Initial Loan Repayment Amount” shall have the meaning provided in Section 2.14(a).

“Initial Loan Repayment Date” shall have the meaning provided in Section 2.14(a).

“Intellectual Property” shall have the meaning provided in the Security Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of June 23, 2009, as amended and restated on August 29, 2011 and as further amended and restated on the Closing Date, among the Administrative Agent, U.S. Bank, National Association, in its capacity as trustee for the Secured Notes and Notes Collateral Agent, and the Revolving Collateral Agent, as the same may be further amended or supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the first day of each January, April, July and October and the applicable Maturity Date for such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date for such Loan.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall have the meaning provided in Section 10.5.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit K.

“Joint Bookrunners” shall have the meaning provided in the preamble to this Agreement.

“Junior Financing” shall mean (i) any Indebtedness that is subordinated in right of payment to any of the Obligations or (ii) any Indebtedness incurred or outstanding pursuant to Section 10.1(a), (i), (k) or (m) that is either not secured or secured by a Lien on any Collateral that is junior to the Lien on such Collateral securing any Obligations.

“Junior Lien Priority” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, Extended Loan or Refinancing Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Bank of Montreal (acting under its trade name of BMO Capital Markets) as the joint lead arrangers for the Lenders under this Agreement and the other Credit Documents.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Fee Letters” shall mean the separate Fee Letters dated as of the Closing Date by and among the Borrowers and each of the Lead Arrangers.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not have occurred solely by virtue of the ownership or acquisition of any Equity Interest in a Lender or its Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Participation Notice” has the meaning assigned to such term in Section 5.1(c)(iii).

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any loan made by a Lender under this Agreement.

“Loan Extension Request” shall have the meaning provided in Section 3.1(a).

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President, Senior Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer the Borrowers or any Subsidiaries at such time.

“Manufactured (Mobile) Home” shall have the meaning provided in Section 8.20(b).

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of RailAmerica and its Restricted Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties to fully and timely perform their material obligations under any Credit Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.

“Maturity Date” shall mean the Initial Loan Maturity Date, any Incremental Loan Maturity Date, any Extended Maturity Date or any Refinancing Loan Maturity Date, as applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on Mortgaged Property, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law, in each case as the same may be amended, amended and restated, supplemented, assigned or otherwise modified from time to time.

“Mortgaged Property” shall mean (a) each real property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the Closing Date and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 9.10, 9.13 or 9.17. For the avoidance of doubt, in no case and at no time shall Mortgaged Property include any Buildings or Manufactured (Mobile) Homes.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(b) with respect to any Asset Sale or Casualty Event, the aggregate cash proceeds received by RailAmerica, any Subsidiary Guarantor or any Restricted Subsidiary in respect of any such Casualty Event or Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Non-Cash Consideration received in any such Asset Sale, net of (i) the direct costs relating to such Asset Sale, the sale or disposition of such Designated Non-Cash Consideration or such Casualty Event, including, without limitation, (and, in respect of any Casualty Event, stabilization expenses) legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under this Agreement on assets that do not constitute Collateral required (other than as contemplated by Section 5.2(d)) to be paid as a result of such transaction and (iii) any deduction of appropriate amounts to be provided by RailAmerica or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the assets that are the subject of such Asset Sale or Casualty Event and retained by RailAmerica or any

Restricted Subsidiary after such Asset Sale or Casualty Event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

“Notes Collateral Agent” shall have the meaning provided in the Intercreditor Agreement.

“Notice of Borrowing/Continuation” shall mean a notice substantially in the form of Exhibit R (or such other form as may be acceptable to the Administrative Agent).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (i) all obligations, liabilities, and indebtedness of each Credit Party to each Secured Party in connection with any Credit Document, including without limitation, the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement, any Extension Agreement, any Refinancing Agreement or any Joinder Agreement (including interest and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (y) all other monetary obligations, including fees, costs, expenses and indemnities (including the fees and disbursements of legal counsel), whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts due during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Credit Party to any of the Secured Parties under any Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Credit Party under any Credit Document and (iii) the due and punctual payment and performance of all obligations of RailAmerica and each Restricted Subsidiary under each Secured Hedge Agreement.

“Offered Loans” has the meaning assigned to such term in Section 5.1(c)(iii).

“Officers’ Certificate” shall mean a certificate signed on behalf of RailAmerica by two Authorized Officers of RailAmerica, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of RailAmerica.

“OID” shall have the meaning provided in the definition of All-In Yield.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender by a jurisdiction as a result of a current or former connection between the Administrative Agent or the Lender (as applicable) and the jurisdiction (including being organized or having its principal office or applicable lending office in such jurisdiction) other than any connections arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document.

“Other Applicable Indebtedness” shall have the meaning provided in Section 5.2(a).

“Other Pari Passu Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Other Taxes” shall mean any and all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrowers in the form of Exhibit D or any other form approved by the Administrative Agent.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person or of any business or division of any Person by RailAmerica or a Restricted Subsidiary; or (b) acquisition (including by merger or consolidation) of all of the Equity Interests of any Person by RailAmerica or a Restricted Subsidiary; provided that each of the following conditions shall be met:

(a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law;

(b) in the case of the acquisition of Equity Interests, (i) no less than 50.1% of all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned by a Borrower or a Subsidiary Guarantor, (ii) such Person or any newly formed Subsidiary shall become a Restricted Subsidiary and (iii) with respect to any Person or newly formed or acquired Subsidiary that is a Wholly-Owned Subsidiary of a Borrower or a Subsidiary Guarantor, such Borrower or such Subsidiary Guarantor shall have taken, or shall cause to be taken, such actions necessary for such newly formed or acquired Wholly-Owned Subsidiary to become a Subsidiary Guarantor as set forth in Section 9.10; provided that in the case of an acquisition of the Equity Interests of a Person pursuant to this clause (b) that does not become a Credit Party, such acquisition shall only be made to the extent capacity for Investments in Subsidiaries that are not Guarantors under Section 10.5 exists (and shall reduce such capacity);

(c) in the case of an acquisition of assets, such assets shall be held, after giving effect to such acquisition, by a Borrower or a Subsidiary Guarantor or, to the extent there is capacity for Investments in Subsidiaries that are not Guarantors under Section 10.5, any other Restricted Subsidiary that is not a Subsidiary Guarantor (which Investment will reduce such capacity);

(d) such acquisition shall result in the Collateral Agent for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired by a Borrower or Subsidiary Guarantor to the extent required by Section 9.10 or 9.12 (it being agreed that, in the case of an acquisition of Equity Interests, a Borrower or the applicable Subsidiary Guarantor shall only pledge such Equity Interests that are owned by such Borrower or Subsidiary Guarantor);

(e) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that RailAmerica and the Restricted Subsidiaries are permitted to be engaged in under Section 10.12; and

(f) no Default or Event of Default shall have occurred and be continuing or would result therefrom (and Borrowers shall be in compliance with Section 10.9 as of the end of the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered after giving effect to such acquisition on a Pro Forma Basis).

“Permitted Collateral Liens” shall mean, in the case of Mortgaged Property, the Liens described in clauses (a), (b), (e), (f), (g), (j) and (l) of the definition of Permitted Liens and the Liens described in clause (a) and (h) of Section 10.2.

“Permitted Holders” shall mean, collectively, Sponsor, its Affiliates (other than a portfolio company of Sponsor) and the Management Group.

“Permitted Investments” shall mean (1) United States dollars, (2) pounds sterling, (3) (a) euro, or any national currency of any participating member state in the European Union, (b) Canadian dollars, or (c) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above, (7) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P and in each case maturing within 12 months after the date of creation thereof, (8) marketable short-term money market and similar securities, having a minimum rating from at least two out of the three ratings agencies as follows: at least “P-2” by Moody’s, at least “A-2’ by S&P or at least “F-2” by Fitch, (9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above, (10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet overdue for 30 days or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; provided that such proceedings shall suspend the enforcement of such Liens; (b) Liens in respect of property or assets of RailAmerica or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts (excluding Indebtedness), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by RailAmerica or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other charges or encumbrances not interfering in any material respect with the business of any RailAmerica and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any rents or deposits paid with respect to any lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of RailAmerica or any of its Subsidiaries; provided that such Lien secures only the obligations of RailAmerica or any such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of RailAmerica and its Subsidiaries, taken as a whole; (k) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry, (l) Permitted Senior Easements; (m) Liens attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; (n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and (o) Liens on accounts receivable and customary related assets of a Receivables Entity incurred in connection with a Receivables Facility.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (“Refinancing Indebtedness”) incurred to refinance, refund, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness (the “Initial Indebtedness”); provided that (a) the principal amount of any Refinancing Indebtedness is not increased above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing), (b) Initial Indebtedness of the Borrowers or a Subsidiary Guarantor may not be refinanced with Refinancing Indebtedness incurred or guaranteed by any Restricted Subsidiary that is not a Guarantor, (c) if the Initial Indebtedness is subordinated to the Obligations, then such Refinancing Indebtedness shall be subordinated to the Obligations to at least the same extent and (d) such Refinancing Indebtedness (x) does not have a final maturity on or prior to the final maturity of the Initial Indebtedness refinanced thereby, (y) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Indebtedness and (z) does not have any mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than (i) customary offers to purchase or prepayment events upon a change of control, asset sale or event of loss, (ii) other prepayment or redemption events not more onerous to RailAmerica and its Restricted Subsidiaries than those set forth in Section 5.2 and (iii) customary acceleration rights after an event of default) at a date that is earlier than any mandatory redemption, mandatory offer to purchase or sinking fund obligation in the Initial Indebtedness.

“Permitted Senior Easements” shall mean (a) easements that burden solely an asset which is not used in the operation of a shortline railroad; (b) underground easements; (c) access, pedestrian and vehicular crossing, longitudinal driveway, public and private grade crossing and similar easements; (d) aerial easements or rights (including leases) granted in connection with communications, fiber optic or utility facilities (including easements for installation of cellular towers); (e) pylon sign and billboard easements and leases; (f) above-ground drainage or slope easements; (g) scenic and clear vision easements; (h) liens and easements given to a public utility or any municipality or governmental or other public authority when required or requested; or (i) easements, licenses, rights of way or similar encumbrances granted in the ordinary course of business; provided that in any case except clause (h), no material adverse effect on the fair market value of the property or the use of the property for railroad operations or the operation of the railroad line would result from granting such easement or other right.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) a Borrower, a Subsidiary or an ERISA Affiliate.

“Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has notified RailAmerica that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Significant Subsidiary of such Lender or (ii) as to which the Administrative Agent has in good faith determined and notified RailAmerica that such Lender or its Parent Company or a Significant Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (ii) above will be made by the Administrative Agent in its reasonable discretion.

“Prepaying Borrower Party” means RailAmerica or any Subsidiary of RailAmerica that participates in a Discounted Voluntary Prepayment pursuant to Section 5.1(c).

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank, N.A. in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the four fiscal quarters first ending following any acquisition or disposition of any Restricted Subsidiary or division or line of business, the pro forma increase or decrease in Consolidated EBITDA projected by RailAmerica in good faith as a result of reasonably identifiable and factually supportable recurring net cost savings or recurring additional net costs, as the case may be, realizable during such period as a result of such transaction; provided that so long as such net cost savings or additional net costs will be realizable at any time during such four-quarter period, it shall be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication of net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of RailAmerica delivered pursuant to Section 9.1(i).

“Pro Forma Basis” shall mean, with respect to any financial test specified herein as of any date (a “Determination Date”) such test shall be determined on a pro forma basis after giving effect to:

(A) any acquisition or disposition of any Restricted Subsidiary or division or line of business made following the first day of the most recent Test Period ending prior to the Determination Date (the “Relevant Test Period”) and on or prior to such Determination Date as though such acquisition or disposition had occurred on the first day of the Relevant Test Period (including any Pro Forma Adjustment relating thereto);

(B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any Restricted Payment, in each case, following the first day of the Relevant Test Period and on or prior to the Determination Date as though such designation, redesignation or Restricted Payment had occurred on the first day of the Relevant Test Period;

(C) any incurrence or repayment of Indebtedness during the Relevant Test Period and on or prior to the Determination Date as though such incurrence or repayment had occurred on the first day of the Relevant Test Period (and as if such incurrence and repayment remains in effect on the Determination Date);

(D) any other transaction to occur on or prior to the Determination Date which requires that any financial ratio be calculated on a Pro Forma Basis as though such Transaction had occurred on the first day of the Relevant Test Period; and

(E) any applicable Pro Forma Adjustment.

“Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 5.1(c)(ii).

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or 100% of the Equity Interests of any Person engaged in, a Similar Business

“Qualifying Lenders” has the meaning assigned to such term in Section 5.1(c)(iv).

“Qualifying Loans” has the meaning assigned to such term in Section 5.1(c)(iv).

“RailAmerica” shall have the meaning provided in the preamble to this Agreement.

“Railroad Assets” shall mean assets that are used or useful in the operation of shortline or regional railroads and assets reasonably related thereto.

“RATC” shall have the meaning provided in the preamble to this Agreement.

“Real Estate” shall have the meaning given to that term in Section 9.1(g).

“Receivables Entity” shall have the meaning given to that term in the definition of “Receivables Facility.”

“Receivables Facility” shall mean one or more receivables financing facilities, as amended from time to time, the indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to RailAmerica and the Restricted Subsidiaries pursuant to which RailAmerica and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person (a “Receivables Entity”) that is not RailAmerica or a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not RailAmerica or a Restricted Subsidiary in connection with, any Receivables Facility.

“Reference Bank” shall mean Morgan Stanley Senior Funding, Inc. (or, at the option of Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank N.A.)

“Refinanced Debt” has the meaning provided in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Loans in accordance with Section 3.2.

“Refinancing Lender” shall mean, at any time, an Additional Refinancing Lender or a Lender hereunder that holds Refinancing Loan Commitment or Refinancing Loan at such time.

“Refinancing Loan Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Loan Maturity Date” shall mean, with respect to any Refinancing Loan, the final stated maturity date applicable to such Refinancing Loan.

“Refinancing Loan Repayment Amount” shall have the meaning provided in Section 2.14(b).

“Refinancing Loan Repayment Date” shall have the meaning provided in Section 2.14(b).

“Refinancing Loans” shall mean one or more term loans hereunder that result from a Refinancing Amendment.

“Refinancing Series” shall mean all Refinancing Loans or Refinancing Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Loans or Refinancing Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Refunding Capital Stock” shall have the meaning provided in Section 10.6(b).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Rejection Notice” shall have the meaning provided in Section 5.2(g).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, leaking, pumping, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the environment, on, into, through, or out of any property, facility or equipment.

“Repayment Amount” shall mean the Initial Loan Repayment Amount, the Incremental Loan Repayment Amount with respect to each Series, the Extended Loan Repayment Amount with respect to each Extension Series and the Refinancing Loan Repayment Amount with respect to each Refinancing Series, as applicable.

“Repayment Date” shall mean the Initial Loan Repayment Date, the Incremental Loan Repayment Date with respect to each Series, the Extended Loan Repayment Date with respect to each Extension Series and the Refinancing Loan Repayment Date with respect to each Refinancing Series, as applicable.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Repricing Transaction” shall mean the refinancing or repricing by the Borrowers of any of the Initial Loans (x) with the proceeds of any Indebtedness (including, without limitation, any new or additional loans under this Agreement) or (y) in connection with any amendment, supplement or modification of or to this Agreement, in either case, (i) having or resulting in an All-In Yield as of the date of such repricing or refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurodollar Rate or the ABR), less than the All-In Yield of the Initial Loans as of the date of such repricing or refinancing and (ii) in the case of a refinancing of any Initial Loans, the proceeds of such refinancing Indebtedness are used to repay, in whole or in part, principal of such outstanding Initial Loans.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (i) the Total Commitment at such date and (ii) the aggregate outstanding principal amount of Loans at such date; provided that, to the same extent set forth in Section 13.6(h) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requirement of Tax Law” shall mean any law, treaty, rule or regulation, official administrative guidance or determination of an arbitrator or a court or other Governmental Authority relating to Taxes.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of RailAmerica or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in RailAmerica or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in RailAmerica or any Subsidiary, other than dividends or distributions by a Restricted Subsidiary payable to RailAmerica or any Wholly-Owned Subsidiary that is a Subsidiary Guarantor and, in the case of a dividend or distribution by a Subsidiary that is not a Wholly-Owned Subsidiary, to any other holder of its Equity Interests, so long as RailAmerica or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interest ownership, (b) designation of any Restricted Subsidiary as an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the sum of (i) the fair market value of the assets of such designated Subsidiary immediately prior to such designation (such fair market value to be calculated without regard to any guarantee provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to RailAmerica or any Restricted Subsidiary immediately prior to such designation), all calculated, except as set forth in the parenthetical to clause (b), on a consolidated basis in accordance with GAAP and (c) any Investment in an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the fair market value of such Investment at the time of such Investment).

“Restricted Subsidiary” shall mean any Subsidiary of RailAmerica other than an Unrestricted Subsidiary. For the avoidance of doubt, RATC is a Restricted Subsidiary of RailAmerica.

“Retired Capital Stock” shall have the meaning provided in Section 10.6(b).

“Revolver Acquisition Financing” means any loans under the Revolving Credit Agreement that are used to finance any Permitted Acquisition or any fees or expenses in connection with such Permitted Acquisition.

“Revolving Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Revolving Credit Agreement” shall mean that certain credit agreement dated as of August 29, 2011 among RailAmerica and RATC, as borrowers, the lenders, agents and arrangers named therein, and Citibank, N.A., as administrative agent and collateral agent, as such credit agreement may be amended, amended and restated, modified, waived, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement, so long as such amendment, amendment and restatement, modification, waiver, replacement or refinancing does not result in such credit agreement being in the form of anything other than a revolving (including for the avoidance of doubt asset-based) credit facility or letter of credit facility.

“Revolving Credit Agreement Amendment” shall mean the amendment to the Revolving Credit Agreement dated as of the Closing Date to increase the aggregate commitments thereunder from $75 million to $100 million, to permit the Transactions and make other changes thereto.

“Revolving Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Revolving Security Documents” shall have the meaning provided in the Intercreditor Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying Officers’ Certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Hedge Agreement” shall mean any Hedge Agreement not prohibited hereunder that is entered into by and between RailAmerica or any of the Restricted Subsidiaries and any Hedge Bank.

“Secured Notes” shall mean RailAmerica’s 9.25% Senior Secured Notes due 2017.

“Secured Notes Indenture” shall mean the Indenture dated as of June 23, 2009, among RailAmerica, the guarantors party thereto and U.S. National Bank Association, as trustee, pursuant to which the Secured Notes are issued, as in effect on the Closing Date or as amended solely to add additional guarantors thereto.

“Secured Parties” shall mean (i) the Collateral Agent (in the case of this clause (i), only from and after the Discharge of Notes Obligations (as defined in the Intercreditor Agreement), (ii) the Lenders, (iii) the Administrative Agent, (iv) the Hedge Banks and (v) any successors, indorsees, transferees and assigns of each of the foregoing.

“Security Agreement” shall mean the Security Agreement, dated as of June 23, 2009, among the Credit Parties and U.S. Bank National Association, in its capacity as Notes Collateral Agent, as amended on August 29, 2011 and as may be further may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof and the Intercreditor Agreement.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Intercreditor Agreement, (c) the Mortgages, (d) the Closing Date Security Agreement Affirmation and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10, 9.12 or 9.17 or pursuant to the Security Agreement to secure any of the Obligations.

“Significant Subsidiary” of any Person shall mean a Subsidiary of that Person that would constitute a “significant subsidiary” of such Person under Rule 1-02 of Regulation S-X promulgated in connection with the U.S. federal securities laws.

“Similar Business” shall mean any business conducted or proposed to be conducted by RailAmerica and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” shall mean, with respect to RailAmerica and its Restricted Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of RailAmerica’s and its Restricted Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of RailAmerica’s and its Restricted Subsidiaries’ present assets; (b) RailAmerica’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination; and (c) RailAmerica and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) RailAmerica and its Restricted Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Entity” shall mean any Person set forth on Schedule 1.1(c) or (d).

“Specified Equity Contribution” shall have the meaning provided in Section 10.9.

“Specified Subsidiary” shall mean, at any date of determination (a) any Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of RailAmerica and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of RailAmerica and the Subsidiaries for such period, in each case determined in accordance with GAAP or (b) any Subsidiary when such Subsidiary’s total assets or gross revenues, as applicable, is aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an event described in Section 11.5, would constitute a Specified Subsidiary under clause (a) above.

“Sponsor” shall mean Fortress Investment Group LLC.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of RailAmerica.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Entity) on the Closing Date and (b) each Restricted Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10; provided that if an Excluded Entity (other than the Specified Entities listed on Schedule 1.1(c) or 1.1 (d)) is not dissolved on or before the six-month anniversary of the Closing Date, such Excluded Entity (other than any Specified Entity listed on Schedule 1.1(c) or 1.1(d)) shall promptly become a Subsidiary Guarantor, but in any event within ten Business Days after such six-month anniversary.

“Successor” shall have the meaning provided in Section 10.3(g).

“Taxes” shall mean any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, interest and penalties with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Tender Offer” shall mean the tender offer for $444,000,000 in principal amount of the Secured Notes pursuant to the Offer to Purchase and related documents dated February 1, 2012.

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of RailAmerica then last ended.

“Total Assets” shall mean the total assets of RailAmerica and the Restricted Subsidiaries (or, if specified, of the Restricted Foreign Subsidiaries only), as shown on the most recent balance sheet constituting Section 9.1 Financials that been delivered immediately preceding the date on which any calculation of Total Assets is being made; provided that Total Assets shall be calculated on a Pro Forma Basis.

“Total Commitment” shall mean the sum of the Commitments of all Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by RailAmerica or any of its Subsidiaries in connection with the Transactions.

“Transactions” shall mean (i) the negotiation, execution and delivery of this Agreement, (ii) the repurchase of Secured Notes pursuant to the Tender Offer, (iii) the negotiation, execution and delivery of the Revolving Credit Agreement Amendment and (iv) all other transactions in connection with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of RailAmerica that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder or any Subsidiary that is a “Restricted Subsidiary” for the purposes of the Secured Notes or any Permitted Refinancing Indebtedness in respect thereof or any Indebtedness incurred pursuant to Section 10.1(m) or Section 10.1(q)), only if at such time (or promptly thereafter) RailAmerica designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than RATC or a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-designated as an Unrestricted Subsidiary by RailAmerica in a written notice to the Administrative Agent; provided that no Default or Event of Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary, in each case under clause (a), (b) or (c) to the extent such designation is permitted under Section 10.6; provided, however, that at the time of any written re-designation by RailAmerica to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits. As of the Closing Date, there are no Unrestricted Subsidiaries.

“Voting Stock” shall mean, with respect to any Person, as of any date, such Person’s capital stock that is at the time entitled to vote for the election of directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Capital Stock or preferred stock (or commitment therefor), as the case may be, at any date, shall mean the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or commitment reduction for such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or preferred stock multiplied by the amount of such payment or reduction, by (2) the sum of all such payments or reductions.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by any one or more of such Person and its Wholly-Owned Subsidiaries.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.2. Exchange Rates. For purposes of determining compliance under Section 10.4, 10.5 or 10.6 with respect to any amount in a foreign currency, such amount shall be deemed to equal the Dollar equivalent thereof based on the average exchange rate for such foreign currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1 and 10.2, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 2. Amount and Terms of Credit

2.1. Commitments and Loans.

(a) Subject to and upon the terms and conditions herein set forth, each Initial Lender severally (and not jointly) agrees on the Closing Date to make a loan or loans denominated in Dollars (each an “Initial Loan”) to the Borrowers in an amount equal to such Initial Lender’s Initial Commitment, which Initial Loans may, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans in accordance with the provisions hereof; provided that all Initial Loans made by each of the Initial Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Initial Loans of the same Type. Amounts paid or prepaid in respect of Initial Loans may not be reborrowed.

(b) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it).

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Each Borrowing of Loans shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans under this Agreement.

2.3. Notice of Borrowing.

(a) Whenever the Borrowers desire to incur Loans hereunder, they shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans pursuant to a Notice of Borrowing/Continuation. Each such Notice of Borrowing/Continuation, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day); (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto and (iv) the Class of the Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing/Continuation.

(b) Without in any way limiting the obligation of the Borrowers to confirm in writing any notice they may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4. Disbursement of Funds.

(a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing/Continuation of Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Loans requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrowers, by depositing to RailAmerica’s account designated in the Notice of Borrowing/Continuation (on behalf of the Borrowers) the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative

Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers and the Borrowers, jointly and severally, shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, jointly and severally, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrowers, the then-applicable rate of interest for ABR Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the benefit of the Initial Lenders, on the Initial Maturity Date, the then-unpaid Initial Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Type and Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) The Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Loans made to the Borrowers from one Type into a Borrowing or Borrowings of another Type and the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type and Class of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrowers have failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrowers shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration effective as of the expiration date of such current Interest Period.

2.7. Pro Rata Borrowings. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c) If there is an Event of Default or if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Obligations shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other outstanding amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the applicable Maturity Date thereof), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) interest accrued pursuant to Section 2.8(c) shall be payable on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrowers and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods.

At the time the Borrowers give a Notice of Borrowing/Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrowers shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers, be a one, two, three or six month period or, if agreed to by each Lender and the Administrative Agent (in its capacity as such), a seven or fourteen day period or a nine or twelve month period. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the Borrowers shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date thereof.

2.10. Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Closing Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making their Loans included in such Borrowing for such Interest Period; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (or, in the case of increased costs attributable to Taxes, any Loan) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market (provided that in the case of any increased costs attributable to Taxes, this clause (ii) shall apply only to the extent such increased costs resulted from a change in a Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment); provided further that it is understood and agreed that, for the purposes of this Section 2.10(a)(ii), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented); or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to RailAmerica and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies RailAmerica and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing/Continuation given by the Borrowers with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers, jointly and severally, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to RailAmerica by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Notwithstanding anything to the contrary contained herein, this clause (a) shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clauses (ii), (iii) or (iv) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency (it is understood and agreed that, for the purposes of this Section 2.10(c), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented), has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to RailAmerica (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation.

If (a) any payment of principal of any Eurodollar Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or a required assignment pursuant to Section 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing/Continuation, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrowers, jointly and severally, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12. Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10 or 5.4.

2.13. Notice of Certain Costs.

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 180th day prior to the giving of such notice to RailAmerica.

2.14. Amortization.

(a) The Borrowers shall pay to the Administrative Agent, for the ratable account of the Initial Lenders, on the dates set forth below or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Initial Loan Repayment Date”) a principal amount in respect of the Initial Loans equal to (x) the aggregate principal amount of Initial Loans made to the Borrowers on the Closing Date multiplied by (y) the percentage set forth below opposite such Initial Loan Repayment Date (each, an “Initial Loan Repayment Amount”), as each such Initial Loan Repayment Amount may be reduced pursuant to the other terms hereof:

Amortization Table

Date	Percentage
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
Initial Loan Maturity Date	93.25%

To the extent not previously paid, all Initial Loans shall be due and payable on the Initial Loan Maturity Date.

(b) In the event that any Incremental Loans are made, such Incremental Loans shall, subject to Section 2.15, be repaid by the Borrowers in the amounts (each, an “Incremental Loan Repayment Amount”) and on the dates (each an “Incremental Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Loans are established, such Extended Loans shall, subject to Section 3.1, be repaid by the Borrowers in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Loan Repayment Amount”) and on the dates (each, an “Extended Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Loans are established, such Refinancing Loans shall, subject to Section 3.2, be repaid by the Borrowers in the amounts (each such amount with respect to any Refinancing Loan Repayment Date, a “Refinancing Loan Repayment Amount”) and on the dates (each, an “Refinancing Loan Repayment Date”) set forth in the applicable Refinancing Amendment. To the extent not previously paid, all Loans shall be due and payable on the applicable Maturity Date thereof.

2.15. Incremental Facilities.

(a) The Borrowers may by written notice to the Administrative Agent elect to request, prior to the Latest Maturity Date, additional term loans hereunder (any such additional term loans, the “Incremental Loans” and the commitments therefor, the “Incremental Commitments”) in an aggregate principal amount (x) for all such additional term loans not in excess of $150.0 million and (y) on any Incremental Closing Date, not less than, unless otherwise approved by the Administrative Agent, the higher of (I) $25.0 million and (II) any integral multiple of $5.0 million in excess of $25.0 million. Each such notice shall specify (A) the date (each, an “Incremental Closing Date”) on which the Borrowers propose that the Incremental Loans shall be made, which shall be a date not less than 10 Business Days (or such lesser number of days as may be acceptable to the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 13.6(b) to whom the Borrowers propose any portion of such Incremental Commitments be allocated (each, an “Incremental Lender”) and the amounts of such allocations; provided that (i) no Incremental Lender that is not an existing Lender, an Affiliate of a Lender or an Approved Fund shall provide Incremental Loans unless the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld or delayed), (ii) any Affiliated Lender providing an Incremental Loan shall be subject to the same restrictions set forth in Section 13.6(f),(g) and (h) as it would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans and (iii) any Lender approached to provide all or a portion of any Incremental Loans may elect or decline, in its sole discretion, to provide such Incremental Loans. Such Incremental Loans shall be made on the Incremental Closing Date; provided that (1) no Default or Event of Default shall exist on such Incremental Closing Date before or after giving effect to such Incremental Loans; (2) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Incremental Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); provided that, if the proceeds of such Incremental Loans are used to consummate a Permitted Acquisition, the only representations and warranties that shall be required to be true and correct are those set forth in Sections 8.2. 8.3, 8.5, 8.7, 8.16, 8.20 (provided that the target of such Permitted Acquisition shall be subject to Section 9.10), 8.21 and 8.23; (3) the Incremental Loans shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Incremental Lenders and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(c); (4) the Credit Parties shall deliver or cause to be delivered any legal opinions or other documents (including without limitation guarantee and collateral reaffirmation agreements) reasonably requested by Administrative Agent in connection with any such transaction; (5) the Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio as of the Incremental Closing Date after giving effect to the Incremental Loans on a Pro Forma Basis (but without counting any cash or Permitted Investments representing proceeds of such Incremental Loans in calculating clause (y) of the definition of Consolidated Senior Secured Net Debt) shall be less than or equal to 4.0 to 1.0; (6) the maturity date of such Incremental Loans shall be no earlier than the Initial Loan Maturity Date; (7) the Weighted Average Life to Maturity of such Incremental Loans shall be no shorter than the Weighted Average Life to Maturity, as of such Incremental Closing Date, of the Initial Loans outstanding as of such Incremental Closing Date; (8) the All-In Yield of the Incremental Loans shall be determined by the Borrowers and the applicable Incremental Lenders (provided that the All-In Yield applicable to such Incremental Loans shall not be greater than the All-In Yield for the Initial Loans plus 50 basis points per annum unless the ABR Margin and the Eurodollar Margin are increased so as to cause the All-In Yield for the Initial Loans to equal the All-In Yield for such Incremental Loans minus 50 basis points per annum); (9) such Incremental Loans shall be secured by a pari passu lien on the Collateral securing the Loans and shall be guaranteed by all of the Subsidiary Guarantors; and (10) such Incremental Loans shall be on terms and pursuant to a fully executed Joinder Agreement (provided that, to the extent such terms and documentation are not consistent with the existing Credit Documents (except to the extent permitted by clause (6), (7) or (8) above), they shall be reasonably satisfactory to the Administrative Agent).

(b) Any Incremental Loans made on an Incremental Closing Date shall be designated a separate series (a “Series”) of Incremental Loans for all purposes of this Agreement. On any Incremental Closing Date on which any Incremental Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions and any additional terms and conditions set forth in the applicable Joinder Agreement, (i) each Incremental Lender with an Incremental Commitment of the applicable Series shall make an Incremental Loan to the Borrower in an amount equal to its Incremental Commitment of such Series, and (ii) each Incremental Lender of any Series shall become a Lender hereunder with respect to the Incremental Commitment of such Series and the Incremental Loans of such Series made pursuant thereto. The Incremental Commitment and Incremental Loans established pursuant to this Section shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Administrative Agent, the Collateral Agent and the Credit Parties (without the consent any Lender that would otherwise be required under Section 13.1) may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effectuate the provisions of this Section 2.15.

2.16. Defaulting Lenders.

(a) Payments. Any amount paid by the Borrowers for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.16(d)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal amounts then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and sixth after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Fees. Anything herein to the contrary notwithstanding, if a Lender becomes, and during the period it remains, a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 4.1 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees).

(c) Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers and the Administrative Agent may have against such Defaulting Lender.

(d) Cure. If the Borrowers and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.16(a)), such Lender will comply with its funding obligations hereunder as the Administrative Agent may determine to be necessary, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

SECTION 3. Extensions/Refinancings.

3.1. Extensions.

(a) The Borrowers may at any time, and from time to time, request that all or a portion of the Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Class (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 3.1. In order to establish any Extended Loans, RailAmerica shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of such Existing Class) (a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (I) be identical as offered to each Lender under such Existing Class (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Class and (II) be identical to the Loans of the Existing Class from which they are to be converted except (w) the scheduled final maturity date shall be extended and any or all of the scheduled amortization payments of the aggregate principal amount of the Extended Loans may be delayed to later dates than the scheduled amortization of principal of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.14 or in the applicable Extension Amendment, as the case may be, with respect to the Existing Class from which such Extended Loans were converted, in each case as more particularly set forth in Section 3.1(b) below), (x) (A) the Eurodollar Margin and the ABR Margin with respect to the Extended Loans may be higher or lower than the Eurodollar Margin and the ABR Margin for the Existing Class (or another interest rate mechanism or other interest rates for such Extended Loans may be agreed to by the Lenders providing the Extended Loans and the Borrowers) and/or (B) additional fees (including original issue discount and upfront fees) may be payable to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) Extended Loans may have call protection as may be agreed by the Borrowers and the Lenders thereof and (z) the Extension Amendment relating to such Extended Loans may provide for other covenants and terms applicable to such Extended Loans that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans);

provided that (i) any Extended Loans may participate in any voluntary or mandatory repayments or prepayments hereunder on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with respect to the Loans of the Existing Class from which they are to be converted, in each case as specified in the respective Loan Extension Request; (ii) no Default shall have occurred and be continuing at the time an Extension Amendment becomes effective; (iii) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Loans) than the Weighted Average Life to Maturity, as of the date of the Extension Amendment relating to such Extended Loans, of the Existing Class; (iv) in no event shall the final maturity date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Class of Loans hereunder; (v) any such Extended Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect); (vi) at no time shall there be Classes of Loans hereunder (including Incremental Loans, Extended Loans and Refinancing Loans) that have more than six (6) different maturity dates; and (vii) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Loans amended pursuant to any Extension Amendment shall be designated a separate Extension Series of Extended Loans for all purposes of this Agreement; provided that any Extended Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Loans that has a later maturity date than the Loans of the Existing Class from which such Loans are being extended. No Lender shall have any obligation to agree to have any of its Loans converted into Extended Loans pursuant to any Loan Extension Request.

(b) RailAmerica shall provide the applicable Loan Extension Request at least five (5) Business Days prior to the date on which Lenders of the Existing Class (the “Existing Lenders”) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Class of Loans subject to such Loan Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Loan Extension Request of the amount of its Existing Class of Loans subject to such Loan Extension Request that it has elected to convert into Extended Loans; provided that if any Existing Lenders fail to respond, such Existing Lenders will be deemed to have declined to extend their Loans. In the event that the aggregate amount of Loans subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Loan Extension Request, the Existing Class of Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of the Existing Class of Loans included in each such Extension Election.

(c) Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Loans in an aggregate principal amount that is less than $25,000,000 (unless the Administrative Agent shall agree to a lesser amount). In addition to any terms and changes required or permitted by Section 3.1(a), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.14 or the applicable Joinder Agreement with respect to the Existing Class from which the Extended Loans were converted to reduce each scheduled amortization payment for the Existing Class in the same proportion as the amount of Existing Class that shall have been converted pursuant to such Extension Amendment; (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of Incremental Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 3.1 and without limiting the generality or applicability of Section 13.1 to any Section 3.1 Additional Amendments (as defined below) or any of the consents or votes of the Required Lenders, all affected Lenders or all Lenders that may be required pursuant to Section 13.1, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 3.1 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 3.1 Additional Amendments are within the requirements of Section 3.1(a) and do not become effective prior to the time that such Section 3.1 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Loans provided for in any Joinder Agreement and Refinancing Loans provided for in any Refinancing Amendment and (2) consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 3.1 Additional Amendments to become effective in accordance with Section 13.1.

(d) The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.1(a) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) items similar to those in Sections 6.3, 6.8, 6.11 and 6.13 with respect to the transactions contemplated by any Extension Amendment (with references to the Closing Date being replaced by the effective date of such Extension Amendment) (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory) and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Credit Documents. Each exercise of the extension feature referred to in this Section 3.1 shall result in the Extended Loans and the Existing Class each being deemed a separate Class of Loans, and any Class of Loans may thereafter be extended in whole or in part pursuant to this Section 3.1 (whether or not such Class had previously been offered an extension pursuant to this Section 3.1).

3.2. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (including any Incremental Loans, Extended Loans or other Refinancing Loans) pursuant to an amendment to this Agreement (such an amendment, a “Refinancing Amendment”). The effectiveness of any Refinancing Amendment shall be subject to (i) there being no Default or Event of Default on such date before or after giving effect to such Refinancing Loans; (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents being true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); and (iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent on the date thereof of (a) items similar to those in Sections 6 with respect to the transactions contemplated by any Refinancing Amendment (with references to the Closing Date being replaced by the effective date of such Refinancing Amendment) and (b) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Credit Documents. The agent for the Credit Agreement Refinancing Indebtedness, if such Indebtedness is secured by a Lien on any asset of RailAmerica or any Restricted Subsidiary shall enter into each of the Intercreditor Agreements in the capacity as an agent for such Credit Agreement Refinancing Indebtedness.

(b) Each issuance of Credit Agreement Refinancing Indebtedness under Section 3.2(a) shall be in an aggregate principal amount that is (x) not less than $50,000,000 and (y) an integral multiple of $5,000,000 in excess thereof.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 3.2. This Section 3.2 shall supersede any provisions in Section 13.1 to the contrary.

(d) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.2(a) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) items similar to those in Sections 6 with respect to the transactions contemplated by any Refinancing Amendment (with references to the Closing Date being replaced by the effective date of such Refinancing Amendment) (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory) and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Refinancing Loans are provided with the benefit of the applicable Credit Documents. Each exercise of the refinancing feature referred to in this Section 3.2 shall result in the Refinancing Loans being deemed a separate Class of Loans.

SECTION 4. Fees

4.1. Fees. The Borrowers, jointly and severally, agree to pay the fees to the Administrative Agent as set forth in the Administrative Agent Fee Letter.

SECTION 5. Payments

5.1. Voluntary Prepayments.

(a) Subject to Section 5.1(b), the Borrowers shall have the right to prepay Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of their intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers no later than 10:00 a.m. (New York time) one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders, (b) each partial prepayment of any Borrowing of Loans shall be in a multiple of $500,000 (or $1,000,000 in the case of Eurodollar Loans) and in an aggregate principal amount of at least $1,000,000 (or $5,000,000 in the case of Eurodollar Loans); provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000 and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 (other than as otherwise set forth in Section 5.1(c)) shall be (a) applied to the Class or Classes of Loans as the Borrower may specify (but on a pro rata basis to the Lenders in such Class) and (b) applied to reduce Initial Loan Repayment Amounts, Incremental Loan Repayment Amounts, (subject to Section 3.1), Extended Loan Repayment Amounts and (subject to Section 3.2) Refinancing Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. Notwithstanding the foregoing, the Borrower may not repay (x) Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Loans of the Existing Class from which such Extended Loans were converted (or such Loans of the Existing Class have otherwise been repaid in full) or (y) Refinancing Loans of any Refinancing Series unless such prepayment is accompanied by a pro rata repayment of the Class of Loans that such Refinancing Loans refinanced (if such Class of Loans was not refinanced in full).

(b) In the event that, within one year of the Closing Date, (x) the Borrowers make any prepayment of Initial Loans (including pursuant to Section 5.1(c) or 5.2(b)) in connection with any Repricing Transaction or (y) effect any amendment, supplement or modification hereof or hereto resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of the Lenders, without duplication, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Initial Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Loans outstanding immediately prior to such amendment.

(c)

(i) Notwithstanding anything to the contrary in this Agreement, any Prepaying Borrower Party shall have the right at any time and from time to time to prepay Loans to the Lenders at a discount to the par value of such Loans (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 5.1(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any loan under the Revolving Credit Agreement, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders on a pro rata basis based on the then outstanding Loans and (C) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (and RailAmerica shall provide the Administrative Agent a certificate to that effect).

(ii) To the extent a Prepaying Borrower Party seeks to make a Discounted Voluntary Prepayment, such Prepaying Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit N hereto (each, a “Discounted Prepayment Option Notice”) that such Prepaying Borrower Party desires to prepay the Loans in an aggregate principal amount specified therein by the Prepaying Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of Loans shall not be less than $25,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Loans, (B) a discount range (which may be a single percentage) selected by the Prepaying Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 5.1(c)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit O hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Prepaying Borrower Party, shall determine the applicable discount for Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Prepaying Borrower Party if the Prepaying Borrower Party has selected a single percentage pursuant to Section 5.1(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Prepaying Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable

Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Prepaying Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Prepaying Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Prepaying Borrower Party shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), upon irrevocable notice substantially in the form of Exhibit P hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 5.1(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Prepaying Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

5.2. Mandatory Prepayments.

(a) Asset Sales. Not later than three (3) Business Days following the receipt of any Net Proceeds from any Asset Sale by RailAmerica or any of its Restricted Subsidiaries (other than an Asset Sale made pursuant to Section 10.4(a), (c), (d), (e), (f), (g), (h) or (i)) or from any Casualty Event, the Borrowers shall make prepayments of Loans in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that (I) if at the time that any such prepayment would be required, any Credit Party is required to offer to repurchase or to prepay any Secured Notes or any Other Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof that is secured by the Collateral on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with such Net Proceeds (such Secured Notes or any Other Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrowers may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness outstanding at such time (and in the case of such Other Applicable Indebtedness, at a prepayment price of no more than 100% of principal amount); provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 5.2(a) shall be reduced by the amount of such Other Applicable Indebtedness so repaid with such Net Proceeds and to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; and (II) so long as no Event of Default shall then exist or would arise therefrom, such Net Proceeds shall not be required to be so applied toward such prepayment to the extent that such Net Proceeds are used within 365 days of the date such Net Proceeds are received by RailAmerica or a Restricted Subsidiary to make an Investment in (w) any one or more businesses (provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in RailAmerica or a Restricted Subsidiary, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Restricted Subsidiary), (x) capital expenditures for RailAmerica and its Restricted Subsidiaries, (y) acquisitions of other assets that, in each of (w), (x), (y) and (z), are used or useful in a Similar Business that becomes a Restricted Subsidiary of RailAmerica or is held by RailAmerica or a Restricted Subsidiary or (z) in addition, in the case of a Casualty Event, the repair, restoration or replacement of the assets that were the subject of such Casualty Event; provided, further, that in the case of each of (w), (x), (y) and (z), to the extent the disposition giving rise to such Net Proceeds was Collateral, such Investment is concurrently added to the Collateral; provided, however, that RailAmerica and its Restricted Subsidiaries shall only be permitted to reinvest Net Proceeds of Asset Sales pursuant to the foregoing clause (II) to the extent (X) the aggregate amount of Net Proceeds so reinvested from Asset Sales pursuant to such Clause (II) since the Closing Date does not exceed the greater of $200 million and 15% of Total Assets at the time of any such proposed reinvestment and (Y) such reinvestment is permitted by the terms of the Other Applicable Indebtedness and, if applicable, is considered a reinvestment in lieu of a prepayment thereof (it being understood that the limitations set forth in clauses (X) and (Y) shall not be applicable to the Net Proceeds from any Casualty Event). If required by the terms of any documentation governing Indebtedness incurred pursuant to Sections 10.1(h), (i), (k), (m) or (q) to place any such Net Proceeds in a collateral or control account with or on behalf of a representative of any such Indebtedness, the Net Proceeds from any such Asset Sale of Collateral shall be paid directly by the purchaser thereof to the Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with the terms of this Agreement; provided that (i) RailAmerica shall immediately after or prior to opening or designating any account as an Asset Sale Proceeds Account send a written notice identifying such account to the Administrative Agent and the Collateral Agent; (ii) the Asset Sale Proceeds Account shall not be subject to any Liens, other than the Lien of the Collateral Agent; (iii) neither RailAmerica nor any Restricted Subsidiary shall commingle the amounts in the Asset Sale Proceeds Account with any other amounts, other than any other proceeds of an Asset Sale or other sale of Collateral; and (iv) the proceeds of any Asset Sale permitted by Section 10.4 (other than Section 10.4(b)) shall not be required to be deposited in the Asset Sale Proceeds Account.

(b) Debt Issuance. Not later than one (1) Business Day following the receipt of any Net Proceeds of any Debt Issuance by RailAmerica or any of its Restricted Subsidiaries (or, in the case of a Debt Issuance comprised of Credit Agreement Refinancing Indebtedness, on the day of receipt of the Net Proceeds thereof), the Borrowers shall make prepayments of Loans in an aggregate amount equal to 100% of such Net Proceeds.

(c) Specified Equity Contribution. On the date that Rail America receives a Specified Equity Contribution, the Borrowers shall make prepayments of Loans in an aggregate amount equal to 100% of such Specified Equity Contribution.

(d) Excess Cash Flow. No later than ten (10) Business Days after each date on which the financial statements referred to in Section 9.1(a) for any fiscal year ending after December 31, 2012 are required to be delivered (without giving effect to any grace period), the Borrowers shall make prepayments of Loans in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period ended on the last day of the period covered by such financial statements minus (B) an amount equal to the principal amount of (x) any voluntary prepayments of Loans pursuant to Section 5.1(a) and (y) to the extent not already reducing Excess Cash Flow during such Excess Cash Flow Period, any prepayments of loans under the Revolving Credit Agreement to the extent accompanied by simultaneous and equivalent commitment reduction thereunder, in the case of each of clauses (x) and (y) during such Excess Cash Flow Period, other than in each case prepayments of Loans funded with the proceeds of Indebtedness.

(e) Application of Mandatory Prepayments. Subject to Section 5.2(g), each prepayment of Loans required by Section 5.2(a), (b), (c) or (d) or Section 10.9 shall be allocated pro rata among the Initial Loans, the Incremental Loans, the Extended Loans and the Refinancing

Loans (and allocated to the Lenders of such Loans on a pro rata basis) based on the applicable remaining Repayment Amounts due thereunder (provided that (i) any prepayment of Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Loans may specify that one or more other Classes of Loans and Incremental Loans may be prepaid prior to such Class of Incremental Loans), and shall be applied within each Class of Loans to the scheduled installments of unpaid Repayment Amounts due in respect of such Loans first, to any payments due under Section 2.14 in the 12 months following such prepayment and, second, to the payments due under Section 2.14 on the applicable Repayment Dates following such 12-month period and the final repayment on the applicable Maturity Date, in each case on a pro rata basis; provided that (i) if permitted by the applicable Extension Amendment, if any Class of Extended Loans has been established hereunder, RailAmerica may, in its sole discretion, allocate any prepayment that would otherwise be paid to the Lenders of such Extended Loans to the Loans of the Existing Class, if any, from which such Extended Loans were converted and (ii) if permitted by the applicable Refinancing Amendment, if any Class of Refinancing Loans have been established hereunder, RailAmerica may allocate such prepayments in its sole discretion to the Loans of the Class of Loans, if any, that such Refinancing Loans partially refinanced. Subject to Section 5.2(g), with respect to each such prepayment, RailAmerica will, not later than the date on which such prepayments are required to be made, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Lender, Incremental Lender, Extending Lender or Refinancing Lender, as applicable.

(f) Exceptions for Foreign Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.2, (i) to the extent that any of or all the Net Proceeds of any Asset Sale or Casualty Event by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 5.2 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrowers have determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or a Foreign Subsidiary’s Excess Cash Flow would have adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow (including, without limitation, creating a tax obligation or requiring the use of net operating losses or similar tax credits to reduce such tax obligation), such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 5.2(d), the Borrowers may apply an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrowers rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (or, if applicable, the net operating losses that would have been applied) if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(g) Rejection Right. RailAmerica shall notify the Administrative Agent in writing of any prepayment of Loans required to be made pursuant to Section 5.2(a), (b) (other than in the case of a prepayment arising from a Debt Issuance consisting of Credit Agreement Refinancing Indebtedness) or (d) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of RailAmerica’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Section 5.2(a), (b) (other than in the case of a prepayment arising from a Debt Issuance consisting of Credit Agreement Refinancing Indebtedness) or (d) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and RailAmerica no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds remaining thereafter shall be retained by RailAmerica.

(h) [Reserved.]

(i) Payments. Amounts to be applied pursuant to Sections 5.1 and 5.2 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under Sections 5.1 and 5.2 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of RailAmerica, such Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Collateral Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.11.

5.3. Payments Generally.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Administrative Agent, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) (x) Any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the Administrative Agent after an Event of Default specified in Section 11.5 or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Collateral Agent from the Credit Parties (other than in connection with Secured Hedge Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Credit Parties (other than in connection with Secured Hedge Agreements), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the remaining Loans and Secured Hedge Agreements, ratably, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party.

(d) Other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 13.8 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 13.8) with respect to such participation as fully as if such Lender were the direct creditor of a Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this clause (d) and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this clause (d) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, severally (and not jointly) agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.4. Net Payments.

(a) Unless required by a Requirement of Tax Law (as determined in good faith by the Administrative Agent or other applicable withholding agent), all payments made by or on behalf of the Borrowers or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that an applicable withholding agent is required to deduct or withhold any Indemnified Taxes from or in respect of any payment hereunder or under any other Credit Document (as determined in good faith by the applicable withholding agent), then:

(i) the applicable withholding agent shall deduct or withhold the full amount required to be so withheld or deducted;

(ii) the applicable withholding agent shall timely pay such withheld or deducted amounts directly to the relevant Governmental Authority in accordance with the applicable Requirement of Tax Law;

(iii) if a Credit Party is the applicable withholding agent, such Credit Party will promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iv) the relevant Credit Party will pay to the Administrative Agent for the account of each affected Lender such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

(b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Tax Law, other than any Other Taxes that are Other Connection Taxes arising as a result of a Lender’s voluntary assignment or transfer of, or participation in, such Lender’s right’s or obligations hereunder (“Other Connection Assignment Taxes”).

(c) The Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such any Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (1) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Credit Document shall deliver to RailAmerica and the Administrative Agent, at any time or times reasonably requested by RailAmerica or the Administrative Agent, such properly completed and executed documentation reasonably requested by RailAmerica or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by RailAmerica or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by RailAmerica or the Administrative Agent as will enable RailAmerica or the Administrative Agent to determine whether or not such Lender is subject to source withholding or backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in the following subparagraph (2)

of this Section 5.4(d)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of RailAmerica or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 5.4(d). If any form or certification previously delivered pursuant to this Section 5.4(d) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify RailAmerica and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally able to do so.

(2) Without limiting the generality of the foregoing, each Non-U.S. Lender shall, to the extent it is legally able to do so:

(i) prior to the date on which a Lender becomes a Lender under this Agreement, deliver to RailAmerica and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” Internal Revenue Service Form W-8BEN or any applicable successor form (together with a certificate substantially in the form of Exhibit L-1, L-2, L-3 or L-4, as applicable, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of RailAmerica, is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code) and that no interest payments in connection with the Credit Documents are effectively connected with such Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Certificate”)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by any Borrower under any Credit Document or (z) in the case of a Non-U.S. Lender that is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a U.S. Tax Certificate, Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Certificate on behalf of such beneficial owner(s); and

(ii) deliver to RailAmerica and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to RailAmerica and the Administrative Agent.

(e) Each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code shall deliver to RailAmerica and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law, on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event involving the Lender requiring a change in the most recent form previously delivered by it or upon the request of RailAmerica or the Administrative Agent) two duly executed and properly completed copies of Internal Revenue Service Form W-9 or any applicable successor form certifying that it is not subject to backup withholding.

(f) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrowers, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrowers, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrowers as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount to deduct and withhold from such payment, if any.

(g) If the Borrowers determine in good faith that a reasonable basis exists for contesting any Indemnified Taxes for which indemnification has been made hereunder, the relevant Lender or the Administrative Agent, as applicable, shall use reasonable efforts to cooperate with the Borrowers in challenging such taxes at the Borrowers’ expense if so requested by the Borrowers in writing; provided that nothing in this Section 5.4(g) shall obligate the Administrative Agent or any Lender to take any action that, in its reasonable judgment, would be materially disadvantageous to such person. If any Lender or the Administrative Agent, as applicable, receives a refund of an Indemnified Tax for which a payment has been made by the Borrowers pursuant to this Agreement, which refund in the sole good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such Borrowers, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrowers for such amount (without interest other than any interest received by the Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-tax position than it would have been in if the Indemnified Taxes giving rise to such refund had not been imposed in the first instance; provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither a Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrowers in connection with this paragraph (g) or any other provision of this Section 5.4.

(h) The agreements of any Credit Party in this Section 5.4 shall survive the termination of the Credit Documents and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest and Fees.

(a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment which they would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrowers to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6.	Conditions Precedent to Initial Borrowing

The Borrowing of Initial Loans under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1. Credit Documents. All legal matters incident to this Agreement, the extension of the Loans hereunder and the other Credit Documents shall be satisfactory to the Administrative Agent and there shall have been delivered to the Administrative Agent (and if applicable, the Collateral Agent) an executed counterpart of each of the Credit Documents by each Credit Party.

6.2. Collateral. All certificates, agreements, documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements required or reasonably requested by the Administrative Agent or the Collateral Agent to be delivered, executed, filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Borrowers, substantially in the form of Exhibit H-1, (b) Scott Williams, General Counsel to the Borrowers, substantially in the form of Exhibit H-2 and (c) the opinions of special local counsel to the Borrowers from the jurisdictions listed on Schedule 6.3, in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and is continuing.

6.5. No Material Adverse Effect. Since December 31, 2011, no event or circumstance shall have occurred or be existing that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

6.6. Closing Date Amendments. Each of the Revolving Credit Agreement Amendment and the Intercreditor Agreement (as amended and restated on the Closing Date) shall have been executed and delivered by all parties thereto.

6.7. Tender Offer. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Secured Notes to be repurchased pursuant to the Tender Offer will be purchased substantially contemporaneously with, and with the proceeds of, such Borrowing under this Agreement.

6.8. Corporate Documents. The Administrative Agent shall have received:

(a) a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (a));

(b) a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(c) such other documents as the Lenders or the Administrative Agent may reasonably request.

6.9. Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Borrowers, confirming the accuracy of the conditions set forth in Sections 6.4, 6.5 and 6.11 and its compliance with each other condition precedent set forth in this Section 6.

6.10. Fees. The Lenders shall have received the fees set forth in the Lender Fee Letter and the Administrative Agent shall have received the fees set forth in the Administrative Agent Fee Letter and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.11. Representations and Warranties. On the Closing Date the representations and warranties made by each of the Borrowers shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

6.12. Solvency. The Administrative Agent shall have received a solvency certificate in the form of Exhibit M, dated as of the Closing Date and signed by the chief financial officer of RailAmerica.

6.13. Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2.

6.14. Perfection Certificate. The Administrative Agent and the Collateral Agent shall have received a duly completed and signed Perfection Certificate together with all attachments thereto.

6.15. USA PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 13.18.

6.16. Notice of Borrowing. Prior to the making of the Loans, the Administrative Agent shall have received a Notice of Borrowing/Continuation (whether in writing or by telephone) meeting the requirements of Section 2.3.

6.17. Security Agreement. The Closing Date Security Agreement Affirmation shall have been executed and delivered by all parties thereto and be in form and substance reasonably satisfactory to the Administrative Agent.

6.18. Other Pari Passu Lien Secured Party Consent.

(a) The Administrative Agent, the Collateral Agent and RailAmerica shall have entered into the Other Pari Passu Lien Secured Party Consent (as defined in Security Agreement) relating to the Obligations.

(b) RailAmerica shall have delivered an Officers’ Certificate pursuant to Section 8.16 of the Security Agreement to the Administrative Agent and the Collateral Agent.

6.19. No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 7.	[RESERVED]

SECTION 8.	Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, each Credit Party makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1. Corporate Status. Each Borrower and each Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality; (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of RailAmerica or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Secured Notes Indenture), any loan agreement (including the Revolving Credit Agreement), lease agreement, mortgage, deed of trust, agreement or other material instrument to which RailAmerica or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound; or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of RailAmerica or any of the Restricted Subsidiaries.

8.4. Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrowers, threatened with respect to the Borrowers or any of the other Subsidiaries that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) involves this Agreement or the Transactions.

8.5. Margin Regulations. Neither the making of any extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document except for (i) those obtained or made and (ii) filings and recordings in respect of Liens created under the Credit Documents.

8.7. Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by RailAmerica, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent, the Collateral Agent and/or any Lender on or before the Closing Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9. Financial Condition; Financial Statements. (a) The unaudited historical consolidated financial information of RailAmerica and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of RailAmerica at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has not occurred any change, event, development or circumstance since December 31, 2011, that has had or could reasonably be expected to have a Material Adverse Effect.

8.10. Tax Returns and Payments. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, RailAmerica and each of its Subsidiaries (a) has timely filed all Tax returns, domestic and foreign, required to be filed by it; (b) has paid all Taxes payable by it that have become due (including in the capacity of a withholding agent), other than those being contested in good faith by the appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (provided that such contest suspends the enforcement or collection of such Taxes); (c) has provided adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable; and (d) has not ever been a party to any understanding or arrangement constituting a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code and Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004.

8.11. Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Borrower, Subsidiary or ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrowers. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of such Borrower.

8.12. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Schedule 8.12 is a complete and correct list of all of the Subsidiaries of each Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 8.12, on the Closing Date: (x) each such Borrower and the other Subsidiaries will own, free and clear of Liens (other than Liens created pursuant to the Security Documents), and have the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 8.12, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there will be no outstanding Equity Rights with respect to such Person. No Excluded Entity (other than the Specified Entity listed on Schedule 1.1(d)) holds any assets other than Equity Interests in another Excluded Entity.

(b) Investments. Set forth in Schedule 10.5 is a complete and correct list of all Investments that are held by each Borrower or any of the other Subsidiaries in any Person on the Closing Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 10.5, on the Closing Date each Borrower and the other Subsidiaries will own, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

(c) Restrictions on Subsidiaries. On the Closing Date, to each Borrower’s knowledge, neither the Borrowers nor any of the other Subsidiaries will be subject to any indenture, agreement, instrument or other arrangement of the type described in Section 10.11.

8.13. Intellectual Property. Each Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws.

(a) Except as set forth on Schedule 8.14 or as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrowers and each of their Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrowers and each of their Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws), (ii) the Borrowers will comply and cause each of their Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws) and (iii) none of the Borrowers or their Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b) Neither the Borrowers nor any of their Subsidiaries has treated or disposed of, or arranged for disposal or treatment of, Hazardous Materials at or from any current or, to the knowledge of the Borrowers and any of their Subsidiaries, former real property or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect, and there has been no Release or threatened Release of Hazardous Materials by the Borrowers or any of their Subsidiaries on, at, under or from any real property or facility presently or, to the knowledge of the Borrowers or any of their Subsidiaries formerly, owned, leased or operated by any of them which could reasonably be expected to result in a Material Adverse Effect.

(c) No Person with an indemnity or contribution obligation to the Borrowers or any of their Subsidiaries relating to compliance with or liability under any Environmental Law is in default with respect to any such obligation in each case which could reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrowers nor any of their Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, and neither the Borrowers nor any of their Subsidiaries is conducting or financing, in whole or in part, any investigation, remedial or corrective action pursuant to any Environmental Law at any location, in each case which could reasonably be expected to result in a Material Adverse Effect.

8.15. Properties. RailAmerica and each of its Subsidiaries have good and marketable title to, leasehold interest in or easement, rights of way, rights to operate or other similar estates in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except for minor defects in title that do not interfere with their ability to conduct business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such good title or interest could not reasonably be expected to have a Material Adverse Effect.

8.16. Solvency. On the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, and immediately following each Credit Event, RailAmerica and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

8.17. Compliance with Laws and Agreements. RailAmerica and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

8.18. Canadian Pension Plans. The Canadian Pension Plans are duly registered under the “Income Tax Act (Canada)” and any other applicable laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so or event could not reasonably be expected to have a Material Adverse Effect. All material obligations of any Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefore have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. No written promises of benefit improvements under the Canadian Pension Plans have been made except where such improvements could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Credit Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws, except as could not reasonably be expected to result in a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. As of the Closing Date, each of the Canadian Pension Plans are fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with GAAP), except as could not reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties or any of their respective Subsidiaries is subject to the United States Employee Retirement Income Security Act of 1974, as amended.

8.19. Labor Matters. There are no strikes pending or, to the knowledge of RailAmerica, threatened against RailAmerica or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of RailAmerica and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from RailAmerica and any of its Subsidiaries or for which any claim may be made against RailAmerica or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of RailAmerica or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 8.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which RailAmerica or any of its Subsidiaries (or any predecessor) is a party or by which RailAmerica or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to RailAmerica and its Subsidiaries, taken as a whole.

8.20. Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)) and, when (i) financing statements are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)), subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 6 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 9.10, 9.12, 9.13 and 9.17, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 9.10, 9.12, 9.13 and 9.17), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage. None of the Mortgaged Property upon which a Building or Manufactured (Mobile) Home is located is a material real property or material to the operation of the Borrowers’ business. A “Building” is defined by the Federal Emergency Management Agency in connection with the National Flood Insurance Program to mean “a walled or roofed structure” and a “Manufactured (Mobile) Home” is defined by the Federal Emergency Management Agency in connection with the National Flood Insurance Program to mean “a structure built on a permanent chassis, transported to its site in one or more sections, and affixed to a permanent foundation”.

(c) Valid Liens. Each Security Document delivered pursuant to Sections 9.10 and 9.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

8.21. Anti-Terrorism Law.

(a) No Credit Party and, to the knowledge of RailAmerica, none of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Credit Party and, to the knowledge of RailAmerica, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party and, to the knowledge of RailAmerica, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.22. No Amendments. None of the Secured Notes Indenture, Revolving Credit Agreement, Revolving Security Documents or the Security Documents has been amended, modified, waived or terminated prior to the Closing Date (other than any supplements to the Secured Notes Indenture, the Revolving Security Documents or the Security Documents in order to add guarantors thereto and other than the Amendment No. 1 to the Security Agreement dated as of August 29, 2011), and the only amendment, waiver or modification to any such document on the Closing Date shall be pursuant to the Intercreditor Agreement, the Revolving Credit Agreement Amendment and the mortgages securing the Revolving Obligations.

8.23. Other Pari Passu Lien Obligations. (i) The Obligations constitute Other Pari Passu Lien Obligations (as defined in the Intercreditor Agreement) for all purposes of the Secured Notes Indenture, the Security Agreement and the Intercreditor Agreement (other than, to the extent any Credit Agreement Refinancing Indebtedness with Junior Lien Priority has been incurred, the Obligations constituting such Credit Agreement Refinancing Indebtedness, and the interest, principal and fees relating thereto), (ii) this Agreement constitutes an Other Pari Passu Lien Agreement (as defined in the Security Agreement) for all purposes of the Security Agreement and the Intercreditor Agreement, (iii) the Secured Parties constitute Term Loan Secured Parties (as defined in the Intercreditor Agreement), in each case for all purposes of the Intercreditor Agreement and shall constitute “Secured Parties” as defined in the Security Agreement, (iv) the Administrative Agent shall be the Authorized Representative (as defined in the Intercreditor Agreement) of the Secured Parties and for purposes of the Mortgages and (v) the Obligations also constitute “Obligations” under and as defined in the Security Agreement.

SECTION 9.	Affirmative Covenants

Each Borrower hereby covenants and agrees that from the Closing Date and thereafter, until the Final Date:

9.1. Information Covenants. RailAmerica will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC or an extension is granted by the SEC or pursuant to any rule or regulation promulgated thereunder, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) RailAmerica and its consolidated Subsidiaries and (ii) RailAmerica and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of RailAmerica or any of the Subsidiaries as a going concern.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of RailAmerica (or, if such financial statements are not required to be filed with the SEC or an extension is granted by the SEC or pursuant to any rule or regulation promulgated thereunder, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) RailAmerica and its consolidated Subsidiaries and (ii) RailAmerica and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of RailAmerica, subject to changes resulting from audit and normal year-end audit adjustments.

(c) [Reserved].

(d) Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a fully executed Compliance Certificate signed by an Authorized Officer of RailAmerica (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

(e) Annual Conference Calls. No later than fifteen (15) days after the delivery of the financial statements referred to in Section 9.1(a), hold a conference call at a time mutually agreed between RailAmerica and the Administrative Agent (the costs of such call to be paid by the Borrowers) with all Lenders who choose to attend such call, at which call shall be reviewed the financial condition and results of operations of RailAmerica and its Restricted Subsidiaries (a “Lender Annual Call”). Notwithstanding the foregoing, RailAmerica shall not be required to hold a Lender Annual Call in the event RailAmerica holds a scheduled annual earnings conference call with analysts and investors with respect to such financial statements, financial condition and results of operations (so long as such annual earnings conference call is held no more than 20 days before the delivery of such financial statements or 60 days after the delivery of such financial statements) so long as (i) Administrative Agent and the Lenders receive reasonably prior notices thereof and (ii) the Lenders can freely access such call without payment of any fee and are able to ask questions on such conference call.

(f) Notice of Material Events. Promptly after an Authorized Officer of RailAmerica or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action RailAmerica proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against RailAmerica or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) any Lien (other than Liens permitted by Section 10.2) or material claim made or asserted in writing against any material portion of the Collateral and (iv) any loss, damage or destruction to a material portion of the Collateral in the amount of $2.0 million or more, whether or not covered by insurance.

(g) Environmental Matters. RailAmerica will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against RailAmerica or any of its Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by RailAmerica or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against RailAmerica, any of its Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by RailAmerica or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(h) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by RailAmerica or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that RailAmerica or any of its Subsidiaries shall send to the holders of any publicly issued debt of RailAmerica and/or any of its Subsidiaries (including the Secured Notes, whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or the Collateral Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(i) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition or disposition by RailAmerica or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition or disposition by RailAmerica or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of RailAmerica setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(j) Perfection Certificate Supplement. RailAmerica shall concurrently with the delivery of financial statements pursuant to Section 9.1(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of an Authorized Officer and the chief legal officer of RailAmerica certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(k) Documents required to be delivered pursuant to Section 9.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which RailAmerica posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.2; or (ii) on which such documents are posted on RailAmerica’s behalf by Administrative Agent on an Internet or intranet website maintained by Administrative Agent, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that RailAmerica shall notify the Administrative Agent of the posting of any such documents.

(l) RailAmerica hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to RailAmerica or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. RailAmerica hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 13.16); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.

9.2. Books, Records and Inspections. RailAmerica will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent, the Collateral Agent or one or more Lenders to visit and inspect any of the properties or assets of RailAmerica and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of RailAmerica and any such Subsidiary and discuss the affairs, finances and accounts of RailAmerica and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided, however, the Administrative Agent, the Collateral Agent and the Lenders shall be limited to two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties and (ii) any examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations permitted under the first proviso of this sentence.

9.3. Maintenance of Insurance. RailAmerica will, and will cause each of the Subsidiaries to, at all times maintain in full force and effect, by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including flood insurance and, to the extent consistent with past practices, self-insurance) of such types, to such extent and against such risks, as are usually insured against by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, the Collateral Agent, information presented in reasonable detail as to the insurance so carried.

9.4. Payment of Taxes. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, RailAmerica and each of its Subsidiaries will timely pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon any properties of RailAmerica or any of the Subsidiaries; provided that neither RailAmerica nor any of the Subsidiaries shall be required to pay any such Tax, if (x) such Taxes is being contested in good faith and by proper proceedings, (y) if it has maintained adequate reserves with respect thereto in accordance with GAAP and (z) such proceedings will suspend the enforcement or collection of such Taxes.

9.5. Existence. RailAmerica will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that RailAmerica and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Obligations, etc. RailAmerica will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, including Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA. Promptly after RailAmerica or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, RailAmerica will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of RailAmerica setting forth details as to such occurrence and the action, if any, that RailAmerica, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by RailAmerica, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against RailAmerica, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified RailAmerica, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that RailAmerica, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that RailAmerica, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8. Good Repair. RailAmerica will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner as in the judgment of RailAmerica may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9. End of Fiscal Years; Fiscal Quarters. Neither RailAmerica nor any of its Subsidiaries will change its fiscal year or fiscal quarters.

9.10. Additional Subsidiary Guarantors and Grantors.

(a) Each Borrower will cause any direct or indirect Restricted Domestic Subsidiary formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) that is a Wholly-Owned Subsidiary of RailAmerica and each Wholly-Owned Subsidiary of RailAmerica that becomes or is designated a Restricted Domestic Subsidiary after the Closing Date and each Excluded Entity (other than the Specified Entity listed on Schedule 1.1(d)) that obtains any assets (other than Equity Interests in another Restricted Subsidiary that would also qualify as an Excluded Entity) to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement and to cause such Subsidiary to take all such actions required under the Security Agreement, to perfect the security interest in the Collateral of such Restricted Domestic Subsidiary. The Borrowers shall also cause to be delivered to the Collateral Agent for pledging under the Security Agreement (A) the certificates, if any, evidencing all of the Equity Interests of any Subsidiary (other than an Excluded Entity that has no assets other than Equity Interests of another Subsidiary that would also qualify as an Excluded Entity and other than the Specified Entity listed on Schedule 1.1(d)) owned by a Credit Party and formed or otherwise purchased or acquired after the Closing Date, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (provided that not more than 65% of the voting Equity Interests of any Foreign Subsidiary that is a direct Subsidiary of a Domestic Subsidiary shall be required to be so delivered or so pledged) and (B) all intercompany notes owing from such Subsidiary to any Credit Party, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party. Notwithstanding the foregoing, the Borrowers shall not be required to, nor shall any Borrower be required to cause any Restricted Subsidiary to, grant any security in any assets of any new direct or indirect Restricted Domestic Subsidiary or to require any new direct or indirect Restricted Domestic Subsidiary to become a Guarantor under the Guarantee and a grantor under the Security Agreement to the extent that such new Restricted Domestic Subsidiary shall be restricted from pledging such assets by any valid and enforceable contractual obligation (to the extent such restriction is not overridden by the UCC and other than any contractual obligation in connection with Credit Agreement Refinancing Indebtedness or any Indebtedness incurred or outstanding pursuant to Section 10.1(i), (m) or (q)); provided that (i) the Total Assets of each such new Restricted Subsidiary are less than $25.0 million and the Total Assets of all such Persons that become Restricted Subsidiaries are less than $75.0 million in the aggregate and (ii) such restriction was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Notwithstanding the foregoing, in the event that any Subsidiary is or becomes an obligor under any Indebtedness incurred pursuant to Section 10.1(a), (i), (m) or (q), then each Borrower will immediately cause such Subsidiary to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement and to cause such Subsidiary to take all such actions required under the Security Agreement, to perfect the security interest in the Collateral of such Subsidiary.

(b) With respect to any property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 60 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

9.11. Use of Proceeds. The proceeds of the Initial Loans shall be used on the Closing Date to (i) pay the tender consideration (including tender premiums and accrued interest) in connection with the Tender Offer, (ii) repay loans outstanding under the Revolving Credit Agreement on the Closing Date and (iii) pay the Transaction Expenses. To the extent any the proceeds of the Initial Loans are in excess of the aggregate amount necessary to finance the foregoing, such proceeds may be used for general corporate purposes.

9.12. Further Assurances. RailAmerica will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, all at the expense of RailAmerica and the Restricted Subsidiaries; provided that Mortgages shall not be recorded in any states with a significant mortgage recording tax such as Alabama, Kansas, Virginia and New York (such that they are not recorded under the Secured Notes Indenture or the Revolving Credit Agreement) unless the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered falls below 1.75. Notwithstanding the foregoing, Mortgages shall not be given if third party consents are required nor will Mortgages be recorded in states with (a) a significant Mortgage recording tax such as Alabama, Kansas (to the extent they are not recorded under the Secured Notes Indenture or the Revolving Credit Agreement and are not recorded to secure any other obligations secured pursuant to Section 10.2(j) or (k)) and Virginia or (b) an unreasonable administrative burden in connection with commercial revolving credit mortgages such as New York (such that they are not recorded under the Secured Notes Indenture or the Revolving Credit Agreement and are not recorded to secure any other obligations secured pursuant to Section 10.2(j) or (k)), unless, in either case, the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered falls below 1.75, at which point each Credit Party shall cause, within 60 days, such Mortgages to be recorded.

9.13. Real Property, etc.. Promptly following the acquisition by the Borrower or the applicable Credit Party of any After Acquired Property (but subject to the limitations, if applicable, described in the Credit Documents), the Borrower or such Credit Party shall execute and deliver (i) such mortgages, deeds of trust, security instruments, financing statements and certificates and (ii) opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After Acquired Property and to have such After Acquired Property added to the Collateral and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such After Acquired Property to the same extent and with the same force and effect; provided, however, that, with respect to After Acquired Property that consists of real property, any such Mortgages shall not be recorded in states with a significant mortgage recording tax such as Alabama, Kansas, Virginia and New York (to the extent that they are not recorded under the Secured Notes Indenture or the Revolving Credit Agreement) unless the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered falls below 1.75. Notwithstanding the foregoing, the Borrower shall not be required to obtain any title insurance or surveys with respect to any of such properties nor will mortgages be given if third party consents are required.

9.14. Maintenance of Ratings. Each Borrower will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Loans provided hereunder, in each case from each of S&P and Moody’s (but not to maintain a specific rating).

9.15. Information Regarding Collateral. No Credit Party will effect any change (i) in such Credit Party’s legal name, (ii) in the location of such Credit Party’s chief executive office, (iii) in such Credit Party’s identity or organizational structure, (iv) in such Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in such Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent and the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the

Secured Parties in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

9.16. [Reserved].

9.17. Post Closing Requirements. The Borrowers shall, and shall cause each applicable Credit Party to, within one hundred twenty (120) days after the Closing Date, deliver to the Collateral Agent (and with respect to the Mortgages referenced in this Section 9.17(a), to record) each of the following (unless such 120 day period is extended by the Administrative Agent in its reasonable discretion):

(a) a Mortgage in favor of the Collateral Agent encumbering the fee, leasehold or other interest, as the case may be, in each Mortgaged Property, duly executed and acknowledged by the Borrowers or applicable Credit Party that is the owner or holder of the fee, leasehold or other interest constituting each such Mortgaged Property, in form for recording in the appropriate recording office of the political subdivision where such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof and such financing statements and other similar statements as are contemplated in respect of each such Mortgage by the local counsel opinion referred to in subparagraph (v) below, and any other instruments necessary to grant the interests purported to be granted by each such Mortgage under the laws of any applicable jurisdiction, which Mortgages and financing statements and other instruments shall be effective to create a Lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, subject to Permitted Collateral Liens; provided that Mortgages shall not be recorded in any states that the Administrative Agent and the Borrowers agree that there are limits on the ability to record, or that there is an unreasonable administrative burden in connection with, commercial revolving credit Mortgages;

(b) certificates of insurance (excluding evidence of flood insurance) covering the Mortgaged Property, which certificates reflect the Collateral Agent for the benefit of the Secured Parties, as additional insured and loss payee, as applicable, and mortgagee, all in form and substance reasonably acceptable to the Administrative Agent;

(c) checks or wire transfers to the title insurance company in respect of amounts in payment of required mortgage recording taxes, recording costs and other fees and charges due in respect of or in connection with the execution, delivery or recording of the Mortgages (other than in New York, Alabama and Virginia), financing statements and other instruments contemplated by clause (a) of this Section 9.17;

(d) copies of all Leases (as defined in the Mortgages) and memoranda of leases with respect to each Mortgaged Property with respect to which a Borrower or any Credit Party holds a leasehold interest; and

(e) opinions of counsel for the Borrowers and the Subsidiary Guarantors regarding due authorization, execution, delivery and enforceability of the Mortgages.

Neither the Borrowers nor any Credit Party shall be required to obtain any title insurance with respect to any Mortgaged Properties. Each Lender agrees that neither the Administrative Agent, Collateral Agent, the Lead Arrangers, the Joint Bookrunners, the Borrowers (and their Subsidiaries) nor any of their officers, directors, agents, attorneys or other representatives shall have any liability to any Lender as a result of the foregoing. Notwithstanding the foregoing, no mortgages will be granted by the Borrowers or applicable Credit Party if third party consents are required nor will Mortgages be recorded in states (a) with a significant mortgage recording tax such as Alabama, Kansas, Virginia and New York (to the extent that they are not recorded under the Secured Notes Indenture or the Revolving Credit Agreement) unless the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered falls below 1.75. Each Credit Party shall cause, within 60 days, such Mortgages to be recorded upon the Fixed Charge Coverage Ratio falling below 1.75 for the last Test Period at the end of which Section 9.1 Financials were required to be delivered.

SECTION 10.	Negative Covenants

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Final Date:

10.1. Limitation on Indebtedness.

RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents (including, the for the avoidance of doubt, any Incremental Loans incurred in accordance with Section 2.15 and any Extended Loans that shall have been converted pursuant to Section 3.1) and any Credit Agreement Refinancing Indebtedness (it being understood that Incremental Loans, Extended Loans and Credit Agreement Refinancing Indebtedness shall only be incurred pursuant to this Section 10.1(a));

(b) subject to compliance with Section 10.5, Indebtedness of (i) RailAmerica to any Restricted Subsidiary, (ii) RATC or any Subsidiary Guarantor to RailAmerica or any Restricted Subsidiary, (iii) any Restricted Subsidiary of RailAmerica which is not RATC or a Subsidiary Guarantor to any other Restricted Subsidiary of RailAmerica which is not RATC or a Subsidiary Guarantor and (iv) subject to compliance with the requirements of Section 10.5, any Restricted Subsidiary of RailAmerica which is not RATC or a Subsidiary Guarantor to a Credit Party; provided that any Indebtedness of any Borrower or any Subsidiary Guarantor that is owed to any Restricted Subsidiary which is not RATC or a Subsidiary Guarantor shall be subordinated in right of payment to the Obligations following an Event of Default;

(c) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) Guarantee Obligations incurred by (i) Subsidiary Guarantors or a Borrower of Indebtedness of Subsidiary Guarantors or a Borrower that is otherwise permitted to be incurred under this Agreement, (ii) Restricted Subsidiaries that are not Subsidiary Guarantors of Indebtedness of Restricted Subsidiaries that are not Guarantors that is otherwise permitted to be incurred under this Agreement and (iii) subject to compliance with the requirements of Section 10.5, Borrowers or Subsidiary Guarantors in respect of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors that is otherwise permitted to be incurred under this Agreement;

(e) (i) Indebtedness (including Indebtedness arising under Capital Leases) (A) incurred within 180 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures and (B) arising under Capital Leases, other than Capital Leases in effect on the date hereof, and (ii) any one or more successive refinancings, refundings, renewals or extensions of any Indebtedness specified in subclause (i) or (ii) above; provided, further, that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension; provided, further, that the aggregate amount of Indebtedness incurred pursuant to this Section 10.1(e) (together with the amount of refinancing Indebtedness in respect thereof) shall not exceed the greater of (x) $80.0 million and (y) 5.0% of Total Assets at any time outstanding;

(f) Indebtedness outstanding on the Closing Date (other than any Indebtedness referred to in Section 10.1(i) or (q)) and listed on Schedule 10.1 and any one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect thereof;

(g) Indebtedness in respect of (A) Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to protect RailAmerica or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices and (B) Cash Management Agreements;

(h) (A) Acquired Debt; provided that on a Pro Forma Basis after giving effect to the incurrence of such Acquired Debt and the corresponding Permitted Acquisition, the Fixed Charge Coverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered would be (i) at least 2.00 to 1.00 or (ii) greater than the Fixed Charge Coverage Ratio for such Test Period immediately prior to giving effect to the incurrence of such Acquired Debt and the corresponding Permitted Acquisition and (B) one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect of the Indebtedness referred to in clause (A) of this Section 10.1(h);

(i) (A) Indebtedness of the Credit Parties under the Secured Notes in an aggregate principal amount not exceeding the aggregate principal amount of Secured Notes outstanding immediately following the consummation of the Tender Offer and (B) one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect of the Indebtedness referred to in clause (A) of this Section 10.1(i);

(j) Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $25.0 million and (y) 15% of Total Assets of Restricted Foreign Subsidiaries; provided that Indebtedness under this clause (j) may be incurred under any debt facility;

(k) (x) additional Indebtedness not otherwise permitted hereunder in an aggregate amount not to exceed the sum of $100.0 million at any time outstanding and (y) Indebtedness equal to 100% of the net cash proceeds received by RailAmerica after the Closing Date from the issue or sale of Equity Interests of RailAmerica or cash contributed to the capital of RailAmerica (in each case other than proceeds of Disqualified Capital Stock or sales of Equity Interests to RailAmerica or any of its Subsidiaries or any proceeds used to effectuate a Specified Equity Contribution) as determined in accordance with clause (3) of the definition of “Available Amount Basket” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make Investments or payments of Indebtedness through use of the Available Amount Basket and one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect of the Indebtedness referred to in this Section 10.1(k)(y); provided, further, that the aggregate amount of Indebtedness incurred or guaranteed by Restricted Subsidiaries that are not RATC or Subsidiary Guarantors pursuant to this clause (k) shall not exceed $50.0 million;

(l) Indebtedness arising from agreements of RailAmerica or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m) (A) Indebtedness of one or more Borrowers or Subsidiary Guarantors; provided that (a) such Indebtedness matures on or after the 91st day following the Latest Maturity Date, (b) the Weighted Average Life to Maturity of such Indebtedness is at least 91 days longer than the Weighted Average Life to Maturity of the Loans at the time such Indebtedness is incurred, (c) the terms of such Indebtedness do not provide for any mandatory redemption or prepayment or mandatory offer to purchase or prepay on or prior to the Latest Maturity Date (other than (i) customary offers to purchase upon a change of control, asset sale or event of loss, (ii) other prepayment or redemption events not more onerous to RailAmerica and its Restricted Subsidiaries than those set forth in Section 5.2 and (iii) customary acceleration rights after an event of default), (d) no Restricted Subsidiary of RailAmerica that is not a Subsidiary Guarantor or a Borrower is a guarantor or obligor with respect to such Indebtedness and (e) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of proceeds therefrom, the Fixed Charge Coverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered would be at least 2.00 to 1.00 and (B) one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect of the Indebtedness referred to in clause (A) of this Section 10.1(m);

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness in extinguished within five Business Days of its incurrence;

(o) Indebtedness of RailAmerica or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by RailAmerica or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice; and

(q) (A) Indebtedness outstanding under the Revolving Credit Agreement in an aggregate principal amount not to exceed $100,000,000 at any time outstanding and (B) all Indebtedness under any Hedge Agreements and Cash Management Agreements otherwise permitted hereunder between RailAmerica and a Restricted Subsidiary, on the one hand, and any Person that is a lender under the Revolving Credit Agreement or an Affiliate of a lender under the Revolving Credit Agreement at the time such Hedge Agreement or Cash Management Agreement is entered into (or, in the case of a Hedge Agreement entered into prior to August 29, 2011, any Person that was a lender under the Revolving Credit Agreement or an Affiliate of a lender under the Revolving Credit Agreement on August 29, 2011).

10.2. Limitation on Liens. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of RailAmerica or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents (including, the for the avoidance of doubt, any Incremental Loans incurred in accordance with Section 2.15 and any Extended Loans that shall have been converted pursuant to Section 3.1) and Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness; provided that any such Liens are granted pursuant to the Security Documents and are subject to the Intercreditor Agreement in the capacity of “Term Loan Obligations,” “Other Pari Passu Lien Obligations” or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity);

(b) Permitted Liens;

(c) (A) Liens securing Indebtedness permitted pursuant to Section 10.1(e); provided that such Liens attach at all times only to the assets so financed and (B) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(j);

(d) Liens existing on the Closing Date and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clause (c), (d), (f) or (j) of this Section 10.2 in each case upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without any increase in the amount of Indebtedness secured thereby);

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to an Investment permitted pursuant to Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(h); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Investment and were not created in contemplation thereof;

(g) additional Liens on assets that do not constitute Collateral so long as the aggregate principal amount of the obligations so secured does not exceed the greater of (x) $10.0 million and (y) 0.75% of Total Assets;

(h) Liens on Collateral securing Indebtedness and other obligations incurred pursuant to Section 10.1(i) so long as such Liens are subject to the Intercreditor Agreement in the capacity of “Notes Obligations” or “Other Pari Passu Lien Obligations” and are granted pursuant to one or more Security Documents or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity); provided that Liens granted pursuant to this clause (h) may not secure Indebtedness in the form of a term credit agreement that is secured by Liens on any Collateral that are not subordinated to the Liens on such Collateral that secure the Obligations (it being understood this proviso shall not restrict the securing of debt securities pursuant to this clause (h));

(i) if such Liens are on assets of a Credit Party, solely to the extent such Liens are subordinate to the Liens securing the Obligations on terms reasonably satisfactory to the Administrative Agent, Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to RailAmerica or another Restricted Subsidiary permitted to be incurred under Section 10.1(b);

(j) so long as such Liens are subject to the Intercreditor Agreement in the capacity of “Notes Obligations” or “Other Pari Passu Lien Obligations” or “Revolving Obligations” and are granted pursuant to one or more Security Documents or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity), Liens on Collateral securing Indebtedness permitted to be incurred pursuant Section 10.1; provided that (i) Liens granted pursuant to this clause (j) may not secure Indebtedness in the form of a term credit agreement that is secured by Liens on any Collateral that are not subordinated to the Liens on such Collateral that secure the Obligations (it being understood this clause (i) shall not restrict the securing of debt securities pursuant to this clause (j)) and (ii) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of the date of incurrence of such Indebtedness would have been less than or equal to 4.00 to 1.00;

(k) so long as such Liens are subject to the Intercreditor Agreement in the capacity of “Notes Obligations” or “Other Pari Passu Lien Obligations” and are granted pursuant to one or more Security Documents or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity), Liens on Collateral securing Indebtedness permitted to be incurred pursuant Section 10.1; provided that (i) Liens granted pursuant to this clause (k) may not secure Indebtedness in the form of a term credit agreement that is secured by Liens on any Collateral that are not subordinated to the Liens on such Collateral that secure the Obligations (it being understood this clause (i) shall not restrict the securing of debt securities pursuant to this clause (k)) and (ii) the proceeds of such Indebtedness are used solely to finance the purchase or acquisition of Railroad Assets or Equity Interests of a Person 90% of whose assets are Railroad Assets (and/or the repayment of Acquired Debt and/or fees and expenses incurred in connection therewith) and, in each case, such Railroad Assets or the assets of such Person, as the case may be, are pledged as Collateral and such Person becomes a Subsidiary Guarantor, and the principal amount of such Indebtedness does not exceed four times the Consolidated EBITDA of such Railroad Assets or Person (determined as of any references in the definition of Consolidated EBITDA to RailAmerica were to such Railroad Assets or such Person) for the most recently ended four full fiscal quarters for which internal statements are available (with such pro forma adjustments for such acquisition or purchase as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Pro Forma Basis), without duplication of the Consolidated EBITDA of such Railroad Assets or Person included in the calculation of the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for purposes of any Lien incurred under Section 10.2(j); and

(l) Liens on Revolving Collateral securing Indebtedness and other obligations incurred pursuant to Section 10.1(q), so long as such Liens are subject to the Intercreditor Agreement in the capacity of “Revolving Obligations”.

Notwithstanding anything to the contrary contained in herein, in no event shall RailAmerica or any of its Restricted Subsidiaries allow or suffer to exist that the Applicable Authorized Representative (as defined in the Intercreditor Agreement), in its capacity as such, shall be a representative of any Indebtedness that is secured with a Lien that has Junior Lien Priority.

10.3. Limitation on Fundamental Changes. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of RailAmerica or any other Person may be merged or consolidated with or into any Borrower; provided that (i) such Borrower shall be the continuing or surviving corporation, or the Person formed by or surviving any such merger or consolidation (if other than such Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, other than a Borrower, being herein referred to as the “Successor Credit Party”);

(ii) the Successor Credit Party shall expressly assume all the obligations of such Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; (iii) no Default or Event of Default would result from the consummation of such merger or consolidation; and (iv) RailAmerica shall have delivered to the Administrative Agent and the Collateral Agent an Officer’s Certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Credit Party will succeed to, and be substituted for, such Borrower under this Agreement;

(b) any Subsidiary of RailAmerica (other than RATC) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of RailAmerica; provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) RailAmerica shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary; (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Guarantor), (A) shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia and (B) shall execute a supplement to the Guarantee Agreement and the Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent in order to become a Subsidiary Guarantor and pledgor and grantor of Collateral for the benefit of the Secured Parties; (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation; and (iv) RailAmerica shall have delivered to the Administrative Agent and the Collateral Agent an Officers’ Certificate and opinion of counsel each stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c) any Restricted Subsidiary that is not a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any other Restricted Subsidiary;

(d) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any Subsidiary Guarantor;

(e) any Restricted Subsidiary (other than RATC) may liquidate or dissolve if (x) RailAmerica determines in good faith that such liquidation or dissolution is in the best interests of RailAmerica and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued without being disposed of or transferred, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution;

(f) any merger, dissolution, liquidation, consolidation or disposition of a Subsidiary, the purpose of which is to effect (i) a disposition permitted by Section 10.4 (other than Section 10.4(d)) shall be permitted or (ii) any Investment permitted by Section 10.5 shall be permitted; and

(g) RailAmerica and its Restricted Subsidiaries may not sell all or substantially all of their assets unless (x) each Lender consents thereto and (y)(A) RailAmerica is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than RailAmerica) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person being herein called the “Successor”) and the Successor expressly assumes all the obligations of RailAmerica under Credit Documents pursuant to documentation and instruments reasonably satisfactory to the Administrative Agent; provided further that the Borrower agrees to provide any documentation and other information about the Successor as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

10.4. Limitation on Sale of Assets. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person any Equity Interests owned by it of any Restricted Subsidiary, except that:

(a) RailAmerica and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used, obsolete, damaged, worn out or surplus equipment, vehicles, inventory and other assets in the ordinary course of business or any disposition of abandoned rail lines or abandoned property or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) RailAmerica and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets for at least Fair Market Value of the assets sold or otherwise disposed of; provided that (i) the consideration received for any such sales, transfers and disposals shall consist of not less than 75% cash consideration or Permitted Investments; provided that for the purposes of this clause (i) the following shall be deemed to be cash: (A) any liabilities (as shown on RailAmerica’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of RailAmerica or such Restricted Subsidiary assumed by the transferee with respect to the applicable sale, transfer or disposal, as to which RailAmerica and all of the Restricted Subsidiaries shall have been released by all applicable creditors in writing, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) in the case of a sale by a Borrower or a Subsidiary Guarantor, not secured by the assets that are the subject of such sale, transfer or disposal, (B) any securities received by the Person making such sale, transfer or disposal from the transferee that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposal and (C) any Designated Non-Cash Consideration received by RailAmerica or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $45.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) RailAmerica and the Restricted Subsidiaries may make sales of assets to RailAmerica or to any Restricted Subsidiary; provided that no sale of any assets by any Borrower or any Subsidiary Guarantor to any Restricted Subsidiary that is not RATC or a Subsidiary Guarantor shall be permitted pursuant to this clause (c);

(d) (i) mergers, liquidations and transfers of all or substantially all assets permitted by Section 10.3, (ii) Investments permitted by Section 10.5 and (iii) Restricted Payments permitted by Section 10.6, in each case, shall be permitted;

(e) RailAmerica and the Restricted Subsidiaries may sell without recourse accounts receivable arising in the ordinary course of business in connection with the compromise, settlement, collection thereof or conversion of accounts receivable to notes receivable;

(f) sales, transfers, assignments or other dispositions resulting from any casualty or condemnation of any assets of RailAmerica or any of its Subsidiaries;

(g) the lease, assignment, sublease or license of any real or personal property in the ordinary course of business;

(h) any sale of Equity Interests in, or Indebtedness and other securities of, an Unrestricted Subsidiary;

(i) RailAmerica and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement; and

(j) sales of accounts receivable, or participations therein, to a Receivables Entity in connection with the establishment of a Receivables Facility.

10.5. Limitation on Investments. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment (including pursuant to any Guarantee Obligation with respect to the obligations of another Person) (“Investments”) in, any Person, except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of RailAmerica or any of its Subsidiaries (i) to finance the purchase of Equity Interests of RailAmerica (so long as the proceeds of such loans or advances are directly reinvested in RailAmerica upon the consummation of such purchase) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $5.0 million;

(d) Investments existing on the Closing Date and listed on Schedule 10.5 and any extensions, renewals or reinvestments with respect to any return therefrom (including through a repayment, return of capital, interest or dividends) (but without any increase in the amount thereof and in the case of any reinvestment, only if such reinvestment is made within 60 days after the date of receipt of any such returned amount);

(e) Hedge Agreements permitted by Section 10.1(g);

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or received as a result of a foreclosure by RailAmerica or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Investments to the extent that payment for such investments is made solely with Qualified Capital Stock of RailAmerica;

(h) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i) (i) Investments in RailAmerica, RATC or any Subsidiary Guarantor, (ii) Investments by any Restricted Subsidiary that is not RATC or a Subsidiary Guarantor in any other Restricted Subsidiary that is not RATC or a Subsidiary Guarantor and (iii) Investments by RailAmerica, RATC or any Subsidiary Guarantor in any Restricted Subsidiary that is not RATC or a Subsidiary Guarantor in an aggregate principal amount not to exceed the greater of (x) 3.0% of Total Assets and (y) $50.0 million at any time outstanding;

(j) Permitted Acquisitions;

(k) additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding not to exceed the greater of (x) $25.0 million and (y) 2.0% of Total Assets at the time of such Investment;

(l) any Investment in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.0% of Total Assets at the time of such Investment;

(m) any Investment in one or more Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed the greater of (x) $10.0 million and (y) 0.75% of Total Assets at the time of such Investment;

(n) Investments constituting Restricted Payments permitted by Section 10.6;

(o) Investments made using the Available Amount Basket;

(p) any Investment in securities or other assets not constituting cash or Permitted Investments and received in connection with an Asset Sale made pursuant to Section 10.4;

(q) loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(r) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons other than Affiliates, in each case in the ordinary course of business;

(s) endorsements for collection or deposit in the ordinary course of business;

(t) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of RailAmerica or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(u) any Investment in a Person (other than RailAmerica or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Closing Date and set forth on Schedule 10.5 and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;

(v) endorsements for collection or deposit in the ordinary course of business;

(w) Investments made with Excluded Contributions; and

(x) Investments in any Receivables Entity that, in the good faith determination of the Board of Directors of RailAmerica, are necessary or advisable to effect Receivables Facility relating thereto.

All Investments shall be measured as of the date made without any adjustments for any subsequent increase or decrease in the value thereof, but shall be deemed reduced to the extent returned to a Credit Party in the form in which such Investment was originally made (or in cash).

10.6. Limitation on Restricted Payments. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to make any Restricted Payment, except for:

(a) the payment of any dividend or distribution constituting a Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have complied with the provisions of this Agreement;

(b) (A) any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of RailAmerica (other than any Disqualified Capital Stock or pursuant to a Specified Equity Contribution) (“Refunding Capital Stock”) and (B) if immediately prior to the redemption, repurchase, retirement or other acquisition of any Equity Interests of RailAmerica (“Retired Capital Stock”) the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered would have been at least 2.00 to 1.00, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of RailAmerica) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(c) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of RailAmerica held by any future, present or former employee, director or consultant of RailAmerica or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (c) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent not used to effectuate a Specified Equity Contribution, the cash proceeds from the sale of Qualified Capital Stock of RailAmerica to members of management, directors or consultants of RailAmerica or any of its Subsidiaries that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied as a use of the Available Amount Basket; plus

(ii) the cash proceeds of key man life insurance policies received by RailAmerica and its Restricted Subsidiaries since the Closing Date; less

(iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this Section 10.6(c);

provided that RailAmerica may elect to apply all or any portion of the aggregate increase contemplated by subclauses (i) and (ii) above in any calendar year;

(d) the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of RailAmerica or any other Restricted Subsidiary issued in accordance with Section 10.1, to the extent such dividends are included in clauses (ii) and (iii) of the definition of Fixed Charge Coverage Ratio;

(e) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued by RailAmerica after the Closing Date; provided that the aggregate amount of dividends paid pursuant to this clause (e) shall not exceed the aggregate amount of cash actually received by RailAmerica from the sale of such Designated Preferred Stock; provided, however, that for the most recent Test Period at the end of which Section 9.1 Financials were required to be delivered, after giving effect to such issuance on a pro forma basis, RailAmerica and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(f) repurchases of Equity Interests of RailAmerica deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the payment of dividends on RailAmerica’s Common Stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by RailAmerica in any public offering of its Common Stock following June 23, 2009 (other than (w) public offerings registered on Form S-8, (x) any public sale constituting an Excluded Contribution, (y) any net cash proceeds used to incur Indebtedness pursuant to Section 10.1(k) and (z) any such net cash proceeds raised in order to effectuate a Specified Equity Contribution);

(h) Restricted Payments that are made with Excluded Contributions;

(i) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 10.6(i) not to exceed $50.0 million in the aggregate;

(j) Restricted Payments by RailAmerica or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(k) the purchase by RailAmerica of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(l) Restricted Payments made from the Available Amount Basket; and

(m) distributions or payments of Receivables Fees;

provided, however, that at the time of, and after giving effect to, any Restricted Payment made pursuant to clause (c), (d), (e), (g) or (i) of this Section 10.6, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

10.7. Limitations on Debt Payments and Certain Amendments.

(a) RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of (or in respect of) any principal of any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing; except (A) to the extent such payments are made using the Available Amount Basket, (B) so long as both immediately before and immediately after giving effect to such payment (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Debt to Consolidated EBITDA Ratio would be less than 4.0 to 1.0; provided that this clause (B) shall not allow payments of any Indebtedness that is subordinated in right of payment to any of the Obligations, (C) to the extent such payment is made with Qualified Capital Stock of RailAmerica or (D) with Permitted Refinancing Indebtedness in respect of such Indebtedness.

(b) RailAmerica will not, and will not permit any Restricted Subsidiary, to amend, modify or waive any of its rights under any agreement governing or relating to any Junior Financing to the extent any such amendment, modification or waiver would be materially adverse to the Lenders. RailAmerica will not amend the terms of any Junior Financing in a manner that would accelerate the date on which RailAmerica is required to make any payment of principal or interest or any other amount thereon.

10.8. [Reserved].

10.9. Financial Covenant. The Borrowers shall not permit the Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio as of the last day of any Test Period to be greater than 5.00:1.00. For purposes of determining compliance with this Section 10.9, the net cash proceeds from the issuance and sale of Equity Interests of RailAmerica (other than Disqualified Capital Stock) received by RailAmerica after the end of the relevant Test Period and on or prior to the date that is ten days after the day on which Section 9.1 Financials are required to be delivered (without giving effect to any grace period) for the last fiscal quarter in such Test Period will, at the request of RailAmerica, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with this Section 10.9 at the end of such Test Period and applicable subsequent Test Periods which include such fiscal quarter but not for determining pro forma compliance with this Section 10.9 to determine the permissibility of a transaction (such net cash proceeds so received by RailAmerica and so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in compliance on a Pro Forma Basis with this Section 10.9, (c) all Specified Equity Contributions shall be disregarded for making any other determination herein or any other Credit Document, (d) no more than four Specified Equity Contributions shall be made prior to the Latest Maturity Date, (e) there shall be no reduction in Indebtedness in connection with any Specified Equity Contributions for determining compliance with this Section 10.9 and no Specified Equity Contribution shall be included as cash for purposes of calculating clause (y) of the definition of Consolidated Senior Secured Net Debt and (f) the proceeds of the Specified Equity Contribution shall immediately be used to prepay Loans in accordance with Section 5.2.

10.10. Transactions with Affiliates.

(a) RailAmerica will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration in excess of $5.0 million (provided that any such transaction involving aggregate payments or consideration in an amount less than $5.0 million shall not involve the sale, lease or transfer of any property or assets constituting Collateral), unless (i) such transactions are at prices and on terms and conditions not materially less favorable to RailAmerica or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) RailAmerica delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of RailAmerica approving such transaction and a certificate of an Authorized Officer of RailAmerica certifying that such transaction complies with clause (a) hereof.

(b) The provisions of paragraph (a) will not apply to:

(i) transactions between or among RailAmerica and/or any of the Restricted Subsidiaries;

(ii) Restricted Payments permitted by Section 10.6 and Investments made pursuant to Section 10.5(c), (g), (i), (m) or (n);

(iii) the payment of management, consulting, monitoring and advisory fees and related expenses to Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount per annum equal to $2.0 million;

(iv) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of RailAmerica or any Restricted Subsidiary;

(v) payments by RailAmerica or any Restricted Subsidiary to Sponsor and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of RailAmerica in good faith;

(vi) transactions in which RailAmerica or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to RailAmerica or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 10.10(a);

(vii) payments or loans (or cancellation of loans) to employees or consultants of RailAmerica, any of its direct or indirect parents or any Restricted Subsidiary which are approved by a majority of the Board of Directors of RailAmerica in good faith;

(viii) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to RailAmerica and its Restricted Subsidiaries than the agreement in effect on the date of RailAmerica (as determined by the Board of Directors of RailAmerica in good faith));

(ix) the existence of, or the performance by RailAmerica or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of or the performance by RailAmerica or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to RailAmerica and its Restricted Subsidiaries than the agreement in effect on the Closing Date (as determined by the Board of Directors of RailAmerica in good faith);

(x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to RailAmerica and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of RailAmerica or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Board of Directors of RailAmerica in good faith);

(xi) the issuance of Equity Interests (other than Disqualified Capital Stock) of RailAmerica to any Affiliate of RailAmerica;

(xii) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of RailAmerica;

(xiii) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which RailAmerica or a Subsidiary of RailAmerica holds or acquires an ownership interest (whether by way of Equity Interests or otherwise) so long as the terms of any such transactions are no less favorable to RailAmerica or the Subsidiary participating in such joint ventures than they are to other joint venture partners;

(xiv) transactions with a Person (other than an Unrestricted Subsidiary of RailAmerica) that is an Affiliate of RailAmerica solely because RailAmerica owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(xv) payments permitted pursuant to tax sharing agreements among RailAmerica and its Restricted Subsidiaries; and

(xvi) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

10.11. Restrictive Agreements. RailAmerica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of RailAmerica or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to RailAmerica or any other Restricted Subsidiary or to Guarantee Indebtedness of RailAmerica or any other Restricted Subsidiary; provided that:

(a) the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the Closing Date, (iii) restrictions and conditions imposed on a Person by any indenture, agreement or other contractual arrangement that was in effect at the time such Person became a Restricted Subsidiary, or imposed on any property that was in effect at the time such property was acquired, and in each case not entered into in contemplation of such Person becoming such a Restricted Subsidiary or such property being acquired, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder and (v) restrictions and conditions imposed upon RailAmerica or any of its Subsidiaries pursuant to Indebtedness incurred pursuant to Section 10.1(m) that are not materially more burdensome taken as a whole than that those in this Agreement, the Revolving Credit Agreement and the Secured Notes Indenture, respectively; and

(b) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

10.12. Changes in Business. RailAmerica and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by RailAmerica and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing. The Specified Entity listed on Schedule 1.1(d) shall only be used to conduct business relating to the making of contributions for candidates and other political purposes.

10.13. Limitation on Issuance of Capital Stock. RailAmerica will not permit any of the Restricted Subsidiaries to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (a) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of RailAmerica or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; and (b) Restricted Subsidiaries of RailAmerica formed after the Closing Date may issue Equity Interests to RailAmerica or the Restricted Subsidiary of RailAmerica which is to own such Equity Interests.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. Each Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or of any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, etc.Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(f)(i), Section 9.13, Section 9.17 or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by RailAmerica from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) RailAmerica or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having a principal amount in excess of $10.0 million individually or in the aggregate for RailAmerica and such Subsidiaries (the “Threshold Debt”) beyond the period of grace, if any provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Threshold Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Threshold Debt (or a trustee or agent on behalf of such holder or holders) to cause, any such Threshold Debt to become due (or to cause RailAmerica or any of its Restricted Subsidiaries to purchase any such Threshold Debt) prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Threshold Debt shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5. Bankruptcy, etc. Either Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against either Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against either Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of either Borrower or any Specified Subsidiary; or either Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to either Borrower or any Specified Subsidiary; or there is commenced against either Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or either Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or either Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or either Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by either Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); either Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8. Security Agreement. The Security Documents or any material provision thereof shall cease to be in full force or effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or

11.9. Judgments. One or more judgments or decrees shall be entered against RailAmerica or any of the Restricted Subsidiaries involving a liability of $10.0 million or more individually or in the aggregate for all such judgments and decrees for RailAmerica and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10. Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to RailAmerica, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to either Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below shall occur automatically without the giving of any such notice), (i) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and (ii) exercise rights and remedies under the Credit Documents, at law or in equity.

SECTION 12. The Agents.

12.1. Appointment and Authority. Each Lender hereby irrevocably appoints (i) Morgan Stanley Senior Funding, Inc. to act on its behalf as the Administrative Agent, (ii) the Notes Collateral Agent to act as the Collateral Agent hereunder and under the other Credit Documents and (iii) the Administrative Agent, one of its Affiliates or another Person appointed by the Administrative Agent to act as the Collateral Agent (in the event that the Notes Collateral Agent is to be replaced as Collateral Agent in accordance with the terms of the Intercreditor Agreement) hereunder and under the other Credit Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

12.2. Agents Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 12 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the

Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower, another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. No Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that each Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by such Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Credit Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of each Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the any Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.

12.3. Duties of the Agents; Exculpatory Provisions.

(a) Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable law.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.1 or 11) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrowers or any Lender shall have given notice to such Agent describing such Default or Event of Default and such event or events.

(c) No Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Credit Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, or (v) the satisfaction of any condition set forth in Sections 6 and 7 or elsewhere herein, other than (but subject to the foregoing clause (ii) to confirm receipt of items expressly required to be delivered to such Agent.

(d) Nothing in this Agreement or any other Credit Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.

12.4. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be deemed to have knowledge of any Secured Hedge Agreement unless and until it has received written notice thereof from the applicable Hedge Bank.

12.5. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 12 and Section 13.5 (as though such sub-agents were the “Administrative Agent” or “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

12.6. Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders and RailAmerica. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City and which successor shall be subject to the approval of RailAmerica (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders in accordance with the foregoing sentence and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or Letter of Credit Issuer under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such Collateral as nominee until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent (or in the capacity set forth in the parenthetical in clause (i) above).

12.7. Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.8. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as the Lead Arrangers or the Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, or as a Lender hereunder.

12.9. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to tax and interest, together with all expenses incurred, including legal expenses, and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.9. The agreements in this Section 12.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable any Credit Document.

12.10. Security Agreement and Intercreditor Agreement. The Lenders (and the Secured Parties, by their acceptance of their status as Secured Parties) hereby (a) authorize and instruct the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement (and make amendments and modifications to the Intercreditor Agreement contemplated by the Intercreditor Agreement) on their behalf and to act on their behalf thereunder, (b) agree to be bound by the terms of the Security Documents as if they were a party thereto and (c) agree not to contest the Collateral Agent’s actions taken or omitted to be taken pursuant to the Security Documents or contemplated thereby. It is hereby agreed that, for the purposes of Section 6.5 of the Security Agreement and Section 5.01 or 6.01 of the Mortgages, the security interests granted thereunder shall not terminate until all Obligations shall have been paid in full in cash. Furthermore, the Lenders authorize and instruct the Administrative Agent, one of its Affiliates or another Person appointed by the Administrative Agent, to become the “Collateral Agent” under the Intercreditor Agreement in accordance with the terms thereof on or after the time that no Secured Notes are outstanding (and to take all actions and to execute and deliver any and all documents the Administrative Agent determines are necessary or advisable to so execute and deliver in accordance therewith, and Borrowers agree to pay the expenses of the Administrative Agent in connection with the foregoing).

12.11. Indemnification. The Lenders agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and all the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent resulting from such Agent’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 12.11 shall survive the payment of the Loans and all other amounts payable hereunder.

12.12. Collateral Release. In addition to any provisions of the Security Documents, each of the Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon the Final Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Credit Party or (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement) or locomotives or railcars subject to a lease with any lessor that is not a Credit Party;

(b) to release any Subsidiary Guarantor from its obligations under this Agreement and other Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is granted pursuant to Section 10.2(c)(A), (f) or (g).

Upon request by the Collateral Agent at any time, the Borrowers will provide an officer’s certificate confirming the permissibility under the Credit Documents of any transaction in connection with which the any Credit Party is seeking a release of Collateral under this Section 12.12.

SECTION 13. Miscellaneous.

13.1. Amendments and Waivers.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce or extend the time for payment of any amortization payment hereunder or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest, Fee or prepayment premium payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrowers of their rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, (iii) amend, modify or waive any provision of Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent, (iv) amend, modify or waive any provision of Section 5.3(a), Section 5.3(c) or Section 10.3(g) without the written consent of each Lender directly and adversely affected thereby, (v) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or, except as permitted in Section 13.1(b), release all or substantially all of the Collateral granted under the Security Agreement without the prior written consent of each Lender, (vi) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to the consent of each Lender, without the written consent of each Lender, or (vii) decrease the amount or allocation of any optional or mandatory prepayment to be received by any Lender holding any Loans without the written consent of such Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding the foregoing (x) if the Administrative Agent and the Borrowers shall have jointly identified a technical error or mistake in any Credit Document (including without limitation an incorrect cross reference), the Administrative Agent (and/or the Collateral Agent) and the Borrowers (and any other relevant Credit Party) may fix such error or mistake by amending such Credit Document without the consent of any Lender and (y) RailAmerica will not enter into any amendment contemplated by the second sentence of Section 11 of the Intercreditor Agreement without the prior written consent of the Administrative Agent (but it being understood that only the consent of the Administrative Agent (and no Lender or Secured Party in its capacity as such) shall be required to effectuate any such amendment pursuant to such second sentence).

(b) Any Liens granted to the Collateral Agent by the Credit Parties on any Collateral for the benefit of the Secured Parties shall automatically be released (i) upon the Final Date and (ii) if such Collateral constitutes property being sold or disposed of (other than to a Credit Party) (or property of a Subsidiary Guarantor whose capital stock is being sold in a transaction that will result in such Subsidiary Guarantor being released from the Guarantee in accordance with the terms thereof) to the extent such sale or disposition is in compliance with the terms of this Agreement. Additionally, the Administrative Agent is hereby authorized in its sole discretion to release any Liens as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent and the Lenders pursuant to Section 11. In connection with any release of Liens under the Security Documents, the Administrative Agent shall be protected in relying on a certificate of an Authorized Officer to the effect that such release is permitted by this Section 13.1(b).

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitments and the outstanding Loans will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

13.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	RailAmerica, Inc. 7411 Fullerton Street, Suite 300 Jacksonville, FL 32256
Attention: General Counsel Telephone: (904) 538-6329 Facsimile: (904) 538-6453

with a copy to:

Fortress Investment Group LLC 1345 Avenue of the Americas New York, New York 10105
Attention: R. Nardone Telecopy: (212) 798-6120

with a copy to:

Martha Feltenstein Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square New York, NY 10036 Direct Dial: (212) 735-2272
Direct Fax: (917) 777-2272 Email: martha.feltenstein@skadden.com

The Administrative Agent:	Morgan Stanley Senior Funding, Inc. 1 Pierrepont Plaza, 7th Floor
New York, NY 11201
Attention: Amanze Iregbulem
Telephone: (718) 754-6740
Email: amanze.iregbulem@morganstanley.com

with a copy to:

Morgan Stanley Senior Funding, Inc. 1 Pierrepont Plaza, 7th Floor
New York, NY 11201
Attention: Darragh Dempsey
Telephone: (718) 754-7288
Facsimile: (212) 507-0848
Email: darragh.dempsey@morganstanley.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses (other than Taxes) incurred in connection with the development, syndication and execution of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights (including workout proceedings) under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Collateral Agent and the Administrative Agent and (c) to pay, indemnify, and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, trustees, agents and affiliates from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, excluding any Taxes (other than Taxes representing losses or damages with respect to any non-Tax claims), whether brought by any Credit Party, any stockholder or creditor of any Credit Party, or any other Person, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance (and, with respect to each Agent and its directors, officers, employees, trustees and agents, syndication, administration of this Agreement) and any actual or proposed use of proceeds of any Loan, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials related to the Borrowers or any of their Subsidiaries, including any of the foregoing arising out of or based on any Environmental Claim related to the Borrowers or any actual or alleged presence, Release, or threat of Release of Hazardous Materials the Borrowers or any of their Subsidiaries, (all the foregoing in this clause (c), collectively, the “indemnified liabilities”); provided that the Borrowers shall have no obligation hereunder to the Administrative Agent, the Collateral Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the party to be indemnified (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) except with respect to any assignment made in connection with the primary syndication of the Initial Loans, RailAmerica; provided that no consent of RailAmerica shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that if RailAmerica has not consented to any such assignment or objected thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, if the Administrative Agent has been informed thereof, the Administrative Agent shall provide a second notice to RailAmerica (the “Second Consent Notice”); provided, further, that RailAmerica shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 3 Business Days after having received the Second Consent Notice; and

(B) the Administrative Agent (provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund);

provided, further, however, notwithstanding the foregoing or anything to the contrary set forth herein (x) any assignment (and any proposed assignment) of any Loans to an Affiliated Lender shall also be subject to the requirements and limitations set forth in Sections 13.6(f), (g) and (h), (y) RailAmerica and its Subsidiaries may not be assignees of any Loans (but may make Discounted Voluntary Prepayments in accordance with Section 5.1(c)) and (z) no natural person may be an assignee or Participant with respect to any Loans.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment by a Lender to an Affiliate of such Lender or an Approved Fund with respect to such Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, or if less, all of such Lender’s remaining Loans and Commitments unless RailAmerica and the Administrative Agent otherwise consents; provided that no such consent of RailAmerica shall be required if an Event of Default has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of a Lender shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to each

Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, with respect to its own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities other than in each case RailAmerica or any Affiliate thereof (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Participant became a Participant.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent (and if required by an applicable Requirement of Tax Law or in connection with a Tax audit of any Borrower, the Borrowers) at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Borrowers have made their initial Borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit J, as the case may be, evidencing the Loans owing to such Lender.

(e) Subject to compliance with Section 13.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Information (including any and all financial information) in such Lender’s possession concerning the Borrowers and the Restricted Subsidiaries that has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries in connection with such Lender’s credit evaluation of the Borrowers and the Restricted Subsidiaries prior to becoming a party to this Agreement.

(f) Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit Q-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2;

(iii) at the time of such assignment (and after giving effect thereto), the aggregate principal amount of Loans held by Affiliated Lenders shall not exceed 20% of the aggregate principal amount of all Loans then outstanding;

(iv) as a condition to each assignment pursuant to this clause (f), the Administrative Agent shall have been provided a notice in the form of Exhibit Q-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such; and

(v) each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit Q-2.

(g) Notwithstanding anything in Section 13.1 or the definition of “Required Lenders,” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, or subject to Section 13.6(i), any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Class Lenders (in respect of a Class of Loans) have taken any actions; and

(ii) all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(h) Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrowers or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative

Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders. Furthermore, each Lender agrees to notify the Administrative Agent promptly (and such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit Q-2).

13.7. Replacements of Lenders under Certain Circumstances. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 13.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.8, 2.10, 2.11, 2.13, 4.1, 5.1 (assuming such Section had not been amended pursuant to such amendment to remove or delete the premium set forth therein), 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

13.8. Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

13.10. Severability. Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at the address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

13.14. Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

13.15. WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Collateral Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrowers and their obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from a Credit Party or any of its respective Subsidiaries relating to a Credit Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any of its respective Subsidiaries; provided that, in the case of information received from a Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.17. Direct Website Communications.

(a) Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to msagency@ms.com. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(b) Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.18. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

RAILAMERICA, INC.,
as a Borrower

By:	/s/ Randy Pianin

Name:	Randy Pianin
Title:	Vice President & Treasurer

RAILAMERICA TRANSPORTATION CORP., as a Borrower

By:	/s/ Scott Williams

Name:	Scott Williams
Title:	President

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as a Lender

By:	/s/ Henrik Z. Sandstrom
	Name:	Henrik Z. Sandstrom
	Title:	Authorized Signatory